UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FIRST FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FIRST FINANCIAL CORPORATION One First Financial Plaza P.O. Box 540 Terre Haute, Indiana 47808

March 18, 2016

Dear Shareholders:

Our 2016 Annual Meeting of Shareholders will be held on Wednesday, April 20, 2016 at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana. The formal notice of this annual meeting and the proxy statement appear on the following pages. We have also enclosed a copy of our 2015 Annual Report on Form 10-K for your review. After reading the proxy statement and other materials, please submit your proxy promptly by telephone or Internet, or by marking, signing and returning a physical proxy card by mail, to ensure that your votes on the business matters of the meeting will be recorded.
We hope you can attend the meeting. Whether or not you can attend, we urge you to submit your proxy promptly. Even after submitting the proxy, you may, of course, vote in person on all matters brought before the meeting.

Sincerely,

/s/ B. Guille Cox Jr.
Chairman of the Board

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FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA
P.O. BOX 540
TERRE HAUTE, INDIANA 47808

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 20, 2016

To our Shareholders:

Notice is hereby given that, pursuant to the call of its Board of Directors, an Annual Meeting of Shareholders of First Financial Corporation (the “Corporation”) will be held on Wednesday, April 20, 2016 at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.

The purposes of the meeting are:

(1)
To elect W. Curtis Brighton, William R. Krieble, and Ronald K. Rich to the Board of Directors of the Corporation for a three-year term expiring at the 2019 annual meeting of shareholders and until their successors are duly elected and qualified;

(2)	To conduct a non-binding advisory vote to approve the compensation of our named executive officers as described in the Proxy Statement;

(3)	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(4)	To transact such other business as may properly be presented at the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on February 26, 2016 will be entitled to notice of and to vote at the meeting.
This Notice of Annual Meeting of Shareholders and the Proxy Statement are first being mailed to shareholders on or about March 18, 2016.

By Order of the Board of Directors

/s/ Rodger A. McHargue
Chief Financial Officer and Secretary

March 18, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 20, 2016:

The proxy statement and annual report are available at https://www.first-online.com/proxy.

PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVETHE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS	33

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF CROWE HORWATH LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
· Fees Paid to Crowe Horwath LLP	35
· Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm	35

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	36

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING	36

HOUSEHOLDING	37

ADDITIONAL INFORMATION	37

OTHER MATTERS	37

FIRST FINANCIAL CORPORATION
ONE FIRST FINANCIAL PLAZA
P.O. BOX 540
TERRE HAUTE, INDIANA 47808
(812) 238-6000

____________________________________________________________

PROXY STATEMENT
____________________________________________________________

In this proxy statement, First Financial Corporation is referred to as “we,” “us,” “our,” “the Corporation” or “First Financial,” and First Financial Bank, N.A. is referred to as “the Bank.”

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q: Why did I receive this Proxy Statement?

You received this proxy statement because, as a shareholder of the Corporation, our Board of Directors (the “Board”) is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Wednesday, April 20, 2016, at 11:00 a.m., local time, at One First Financial Plaza, Terre Haute, Indiana.
This Proxy Statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the proxy card(s) on or about March 18, 2016, to all shareholders entitled to vote.

Q: What am I voting on?

You are being asked to consider and vote on the following:

•	The election of W. Curtis Brighton, William R. Krieble, and Ronald K. Rich to the Board for a three-year term;

•	The approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this proxy statement; and

•	The ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Q: Who is entitled to vote?

Holders of our outstanding common stock as of the close of business on February 26, 2016, the record date, are entitled to vote at the annual meeting. As of February 26, 2016, 12,679,098 shares of common stock were issued and outstanding, each of which entitles the holder to one vote.

Q:	What are the Board’s recommendations?
The Board recommends that you vote your shares as follows:

•	FOR the election of W. Curtis Brighton, William R. Krieble, and Ronald K. Rich to the Board for a three-year term:

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

The shares represented by a properly executed and returned proxy card will be voted according to your instructions. If no instructions are provided on a signed proxy card, the persons named as proxies on your proxy card will vote in accordance with the above recommendations of the Board.

Q:	What if other matters come up during the meeting?
If any matters other than those referred to in the Notice of Annual Meeting of Shareholders properly come before the meeting, the individuals named in the accompanying proxy card will vote the proxies held by them as recommended by the Board or, if no recommendation is given, in accordance with their best judgment. We are not aware of any business other than the items referred to in the Notice of Annual Meeting of Shareholders that may be considered at the meeting.
In the unlikely event that any of the director nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named as proxies in the accompanying proxy card will have discretionary authority to vote for a substitute nominee named by the Governance and Nominating Committee if the Board decides to fill that nominee’s position.

Q:	Who can attend the meeting?
All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-admitted basis.

Q:	What constitutes a quorum?
Holders of a majority of the voting power of the outstanding shares of common stock of the Corporation, represented in person or by proxy, constitutes a quorum for the annual meeting. As of the record date, 12,679,098 shares of common stock were outstanding. Proxies received but marked as abstentions and “broker non-votes” (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.

Q:	How do I vote?
If you hold your shares in your own name, you may submit a proxy by telephone, by mail or via the Internet.

•
Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on April 19, 2016 by calling the toll-free telephone number on the enclosed proxy card, (800) 690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

•
Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the appropriate proxy card, date and sign it, and return it in the postage paid envelope provided or to the address shown on the proxy card.

•
Submitting a Proxy via the Internet: You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on April 19, 2016 by visiting the website on the enclosed proxy card, www.proxyvote.com. Internet proxy submission is available 24 hours a day. Our Internet proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.
You may also attend the annual meeting and vote in person.
If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.
If you are a participant in the First Financial Corporation Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card to use to provide voting instructions to First Financial Bank, N.A. (the trustee of the ESOP) for the shares allocated to your account under the ESOP. Your voting instruction to the trustee should be submitted by telephone, via the Internet at www.proxyvote.com or completed, dated, signed and returned in the envelope provided by April 13, 2016. In order to maintain confidentiality, your voting instruction will be received by Broadridge Financial Solutions, Inc., who will tabulate the voting instruction results and provide them to the ESOP trustee on an aggregate basis. Please do not return your voting instructions to the Corporation. Your voting instructions will be kept confidential by the ESOP trustee and will not be disclosed to any of our directors, officers or employees. Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the ESOP trustee will vote your ESOP shares in accordance with your instructions. If you do not submit your voting instructions in a timely manner or if you return the voting instruction card unsigned or without indicating how you desire to vote the shares allocated to your ESOP account, the Compensation and Employee Benefits Committee will direct the ESOP trustee to vote the shares allocated to your account in the same proportion and in the same manner as the shares with respect to which timely and proper instructions by participants were received. The Compensation and Employee Benefits Committee consists of Anton H. George, William R. Krieble, Ronald K. Rich and William J. Voges. The Compensation and Employee Benefits Committee is appointed by the Board and may be changed by the Board at any time.

Q:	If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?
Stock exchange rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions only on certain matters. Your broker has discretionary voting authority under these rules to vote your shares on the ratification of Crowe Horwath LLP as our independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors or approval on an advisory basis of the compensation of our named executive officers. Therefore, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q: What is an “abstention” or a broker “non-vote” and how do they affect the vote?

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote on a particular matter. Abstentions are counted as present for purposes of determining a quorum, but are not counted as votes cast and, therefore, will have no effect on the outcome of the vote on the election of directors or any other proposal.

A broker “non-vote” occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Crowe Horwath LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors or approval on an advisory basis of the compensation of our named executive officers. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote represented at the meeting and entitled to vote and, consequently, as a general matter, will have no effect on the outcome of the vote.

Q: Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the annual meeting by:

•	providing written notice to the Secretary of the Corporation;

•	delivering a valid, later-dated proxy; or

•	attending the annual meeting and voting in person.

Please note that your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.
Q: What vote is required to approve each proposal?

Directors will be elected by a plurality of the votes cast at the meeting. Consequently, the director nominees receiving the most votes of the holders of our common stock will be elected as directors. Only votes cast FOR a nominee will be counted. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.
The proposal for approval, on a non-binding advisory basis, of the compensation of our named executive officers will be approved if the votes cast for the proposal exceed those cast against the proposal.
The proposal for the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 will be approved if the votes cast for the proposal exceed those cast against the proposal. Abstentions will not be counted as votes cast either for or against these proposals.

Q: Who pays to prepare, mail, and solicit the proxies?

The Corporation pays all costs of preparing, mailing and soliciting proxies. The Corporation asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Corporation will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request for their reasonable, out-of-pocket costs for forwarding proxy and solicitation materials to beneficial owners of common stock. In addition, proxies may be solicited by mail, in person or by telephone by certain of the Corporation’s officers, directors and employees who will not be separately compensated for such activity.
 Q: Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the annual meeting or would like additional copies of this document or our 2015 Annual Report on Form 10-K, please contact: Rodger A. McHargue, Secretary, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board as of the 2016 annual meeting of shareholders will consist of ten members, divided into three classes of approximately equal size that are elected for staggered three-year terms. The Board believes this structure helps to maintain continuity and stability and ensures we have directors serving on the Board who have substantial knowledge of the Corporation, all of which the Board believes facilitates long-term value for our shareholders.

Three directors are to be elected. W. Curtis Brighton, William R. Krieble, and Ronald K. Rich have each been nominated for a term of three years and until their respective successors have been elected and qualified. They are all members of the present Board. If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. Each of the nominees has consented to being named as a nominee in this proxy statement, and is expected to serve if elected. The Board has no reason to believe that any substitute nominee or nominees will be required.
 Name, Age, Principal Occupation(s) and Business Experience

Nominated for a term expiring in 2019:

W. Curtis Brighton, Age 62
Mr. Brighton joined the Board in 2004 and is a current member of the Corporation’s Audit, Enterprise Risk Management, Loan Review, and Loan Policy and Procedures Committees as well as the Bank’s Loan Committee. Mr. Brighton is the president of Templeton Coal Company, Inc. Prior to this, Mr. Brighton held the positions of president and general counsel for Hulman & Company. Mr. Brighton has been the general manager of Lynch Coal Operators Reciprocal Corporation since 1985 and was a private practice attorney for 12 years. He serves on the boards of Templeton Coal Company, Inc., Union Hospital, Inc. and Lynch Coal Operators Reciprocal Corporation. Mr. Brighton earned a B.S. degree in Business Administration from Indiana State University and a J.D. degree from Drake University.
William R. Krieble, Age 68
Mr. Krieble joined the Board in 2009 and serves on the Bank’s Loan and Community Reinvestment Act Committees. Mr. Krieble also serves on the Corporation’s Compensation and Employee Benefits, Enterprise Risk Management, Affirmative Action and Cyber Security Committees. Mr. Krieble retired after 41 years of service to the State of Indiana where he most recently served as the program director for the Division of Disability and Rehabilitative Services of the State of Indiana. He received his B.S. and M.S. degrees from Indiana State University.

Ronald K. Rich, Age 77
Mr. Rich joined the Board in 2005 and serves as the Chairman of the Governance and Nominating Committee. He is a member of the Corporation’s Compensation and Employee Benefits and Enterprise Risk Management Committees. Mr. Rich also is a member of the Bank’s Loan Committee. Mr. Rich also serves as the Lead Independent Director. Mr. Rich has been a financial representative for Northwestern Mutual Financial Network since 1963. He holds Chartered Life Underwriter and Chartered Financial Consultant designations from The American College of Financial Services.
Directors whose term expires in 2017
B. Guille Cox, Jr., Age 70
Mr. Cox has served on the Board since 1987 and serves as the Chairman of the Boards of Directors of the Corporation and the Bank. He also is the Chairman of the Bank’s Trust Committee and serves on the Bank’s Investment and Loan Committees as well as the Corporation’s Governance and Nominating Committee. Mr. Cox has been a senior partner in the law firm of Cox, Zwerner, Gambill & Sullivan LLP since 1980. He also serves on the boards of Hendrich Title Company and Katzenbach Inc. As a Rose Hulman Institute of Technology board member, Mr. Cox serves on the executive and investment committees. Mr. Cox received a B.S. degree in Physics from Massachusetts Institute of Technology and a J.D. degree from Harvard Law School.
Anton H. George, Age 56
Mr. George joined the Board in 1987 and serves on the Corporation’s Audit, Compensation and Employee Benefits, and Executive Committees. He also serves on the Bank’s Loan Committee. Mr. George is the president of Vision Investments, LLC, an import sales and distribution company. Mr. George is the past president and chief executive officer of the Indianapolis Motor Speedway and its parent Hulman & Company. He also serves on the board of directors at Vectren Corporation, a publicly traded energy holding company (NYSE:VVC), and is a member of its Nominating and Corporate Governance and Compensation and Benefits Committees. He also serves on the boards of Princeton Mining Company, Inc., Deep Vein Coal Company Inc. and R.J. Oil Co., Inc. Mr. George earned a B.S. degree in Business Administration from Indiana State University.
Gregory L. Gibson, Age 53
Mr. Gibson joined the Board in 1994 and serves on the Corporation’s Loan Review Committee and the Governance and Nominating Committee as well as the Bank’s Investment and Loan Committees. Mr. Gibson is the president of ReTec Corporation, a waste management consulting business, and is involved in other business ventures. Mr Gibson serves on the board of trustees of Rose-Hulman Institute of Technology and on the board of trustees of Saint Mary-of-the-Woods College. Mr. Gibson has also served on the Indiana Judicial Nominating Commission and is currently serving as vice chairman of the Ports of Indiana Commission as well as the board of directors for the Methodist Health Foundation Inc. in Indianapolis. He holds a B.S. degree from Rose-Hulman Institute of Technology.
Virginia L. Smith, Age 68
Ms. Smith joined the Board in 1987 and serves on the Corporation’s Loan Review, Loan Policy and Procedures, Affirmative Action, and Executive Committees as well as the Bank’s Loan Committee. Ms. Smith has been the president of Princeton Mining Company, Inc., one of our largest shareholders, since 1990 and also serves on its board of directors. She also serves on the boards of Deep Vein Coal Company, Inc., R.J. Oil Co., Inc., Lynch Coal Operators Reciprocal Corporation and the Swope Art Museum, Inc. She is a sister-in-law of Mr. Norman L. Lowery. Ms. Smith received a B.S. degree in Education from Indiana State University and a B.S. in Business Administration from Saint Mary-of-the-Woods College.
Directors whose term expires in 2018:
Thomas T. Dinkel, Age 65
Mr. Dinkel joined the Board in 1989 is the Chairman of the Corporation’s Audit Committee and serves on the Loan Review and Cyber Security Committees. He also serves on the Bank’s Community Reinvestment Act, Investment Services, Operations and Loan Committees. Mr. Dinkel has been the president and chief executive officer of Sycamore Engineering,

Inc., Dinkel Associates, Inc., Sycamore Building Corporation and Dinkel Telekom, Inc. since 1986 and has held various positions at Sycamore Engineering Inc. since 1966. Mr. Dinkel serves on the board of trustees of Rose-Hulman Institute of Technology, and is chairman of its business administration, facilities and compensation committees. Additionally, he serves on the investment management (endowment), president evaluation, executive board of affairs and student affairs committees of the board of Rose-Hulman Institute of Technology. He earned his B.S. degree from Rose Hulman Institute of Technology.
Norman L. Lowery, Age 69
Mr. Lowery joined the Board in 1989 and has served as its Vice Chairman since 1996. He serves on the Corporation’s Acquisition, Affirmative Action, Disaster Recovery, Disclosure, Executive, Enterprise Risk Management, Loan Policy and Procedures, Loan Review, Strategic Planning and Cyber Security Committees. Mr. Lowery also serves on the Bank’s Asset Liability, Community Reinvestment Act and Loan Committees. Mr. Lowery is the Chief Executive Officer and President of the Corporation, serving in those positions since 2004, and 2013 respectively, and the Vice Chairman, President and Chief Executive Officer of the Bank, serving since 1996. Prior to joining the Corporation, Mr. Lowery was a partner in the law firm of Wright, Shagley & Lowery P.C., where he practiced for 19 years. Mr. Lowery serves on the boards of Lynch Coal Operators Reciprocal Corporation, the Terre Haute Area Economic Development Corporation and The Terre Haute Area Chamber of Commerce Inc. He is the brother-in-law of Virginia L. Smith, a current director, and father of Norman D. Lowery, the Chief Operating Officer of the Corporation and the Bank. He received a B.S. degree in Political Science from Indiana State University and a J.D. degree from Indiana University.
William J. Voges, Age 61
Mr. Voges joined the Board in 2008 and is the Chairman of the Corporation’s Compensation and Employee Benefits Committee, and serves on the Governance and Nominating Committee as well as the Bank’s Loan Committee. Mr. Voges has served as chief executive officer and chairman of the Root Company, a private investment company, since 1996 and as general counsel since 1990. Prior to joining the Root Company, he was a partner in the law firm of Fink, Loucks, Sweet & Voges for nine years. Mr. Voges also served on the board for Consolidated-Tomoka Land Co., a publicly traded diversified real-estate operating company (NYSE MKT: CTO), from 2001 to 2012, where he served as Chairman from 2009 to 2011 and on the audit, executive and corporate governance committees. He also has prior experience on the boards of several financial institutions. Mr. Voges received his B.S. in Business Administration from Stetson University and his J.D. degree from Stetson University College of Law.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” W. CURTIS BRIGHTON, WILLIAM R. KRIEBLE AND RONALD K. RICH, THE PERSONS NOMINATED BY THE GOVERNANCE AND NOMINATING COMMITTEE TO BE ELECTED AS DIRECTORS.
The Governance and Nominating Committee believes that well-functioning boards consist of a diverse collection of individuals that bring a variety of complementary skills. Although the Board does not have a formal policy with regard to the consideration of diversity in identifying directors, diversity is one of the factors that the Governance and Nominating Committee may, pursuant to its committee charter, take into account in identifying director candidates. The Governance and Nominating Committee generally considers each director eligible for nomination in the broad context of the overall composition of our Board with a view toward constituting a Board that, as a body, possesses the demonstrated senior leadership and management experience to oversee our business. The Committee has historically sought directors that bring broad and varied skills and knowledge from retail and wholesale businesses, legal, financial and government. The experience, qualifications, attributes, or skills that led the Governance and Nominating Committee to conclude that each of the members of the Board nominated by the Governance and Nominating Committee should serve on the Board are generally described below:

W. Curtis Brighton
Mr. Brighton’s history as a private practice attorney provides the Board with an enhanced legal and regulatory perspective.
B. Guille Cox, Jr.
Mr. Cox’s long-standing tenure provides the Board with a historical perspective of both the Corporation and the industry. His legal practice provides the Board with insight on legal issues as well as issues in our markets.

Thomas T. Dinkel
As a business owner and an entrepreneur, Mr. Dinkel provides an understanding of small business which makes up much of our lending base. His vast experience as a contractor also provides us with key insights concerning our facilities and facility maintenance.
Anton H. George
Mr. George’s experience on various boards of directors provides valuable advice on governance issues. As an established Midwest entrepreneur, Mr. George has significant knowledge of the markets in which we operate.
Gregory L. Gibson
As a businessman and entrepreneur involved in a variety of business ventures, Mr. Gibson provides the Board with invaluable insight into industries and markets in which we and our clients do business. As a developer, Mr. Gibson provides counsel on market expansion. His service on various commissions and boards also provides valuable political and governance perspectives.
William R. Krieble
Mr. Krieble’s long service to the State of Indiana provides the Board with valuable political and governmental perspectives.
Norman L. Lowery
As President and Chief Executive Officer, Mr. Lowery is intimately familiar with our business, our customers and our employees, and he provides the Board with valuable leadership, particularly through his keen insight into the industry and the markets we serve. His legal background also provides a critical element with respect to governance and regulatory issues affecting the Corporation and the Bank. Mr. Lowery also provides valuable counsel to the Board with respect to our strategic initiatives.
Ronald K. Rich
Mr. Rich’s long service in the financial and insurance industries brings specific knowledge of matters affecting the Corporation’s insurance subsidiary and its insurance matters. Mr. Rich also possesses valuable insight regarding our markets and our various client bases.
Virginia L. Smith
Ms. Smith provides the Board with valuable insight regarding our market area. Also, as a female business leader, she provides important perspectives on women-owned businesses.
William J. Voges
Mr. Voges’ past service on the boards of financial institutions provides additional perspectives of the issues facing our Board. His legal background, coupled with his past experience, provides tremendous value on legal, governance and regulatory matters. Mr. Voges also complements the Board with his keen strategic insight.
  ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

During the year ended December 31, 2015, the Board met 18-times. Each director attended more than 75% of the aggregate of (i) all meetings of the Board held while he or she was a director and (ii) all meetings of committees on which he or she served during the period that he or she served on the committee. Although the Corporation has no formal policy on director attendance at annual meetings of shareholders, they are encouraged to attend such meetings. All directors attended the 2015 Annual Meeting of Shareholders.

Committees

The Board has established a number of committees that facilitate the administration and oversight of the Corporation. Among these committees are the Governance and Nominating, Audit, and Compensation and Employee Benefits Committees.
Governance and Nominating Committee Members consist of B. Guille Cox, Jr., Gregory L. Gibson, Ronald K. Rich (Chairman) and William J. Voges. The Board has determined that Messrs. Cox, Gibson, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Governance and Nominating Committee met twice during 2015.
The primary objectives of the Governance and Nominating Committee are to assist the Board in developing and recommending corporate governance policies and guidelines for the Corporation and identifying, evaluating and nominating persons for election to the Board and appointment to the committees of the Board. A copy of the Governance and Nominating Committee Charter is available on the Corporation’s web site at www.first-online.com on the “Investor Relations” page under the link “Governance Documents.”
The Governance and Nominating Committee identifies director nominees through referrals, including referrals from management, existing Board members and shareholders. Other than the director qualifications and independence standards established in our Corporate Governance Guidelines, the Governance and Nominating Committee currently does not maintain any formal criteria for selecting directors and will take into consideration a variety of factors and criteria it deems appropriate, with a view toward constituting a Board that possesses the demonstrated senior leadership and management experience to oversee our business. However, in reviewing qualifications for prospective nominees to the Board, the Governance and Nominating Committee generally will take into consideration, among other matters, a candidate’s experiences, skills, expertise, diversity, personal and professional integrity, character, business judgment, time available to serve, dedication, conflicts of interest and ability to oversee the Corporation’s business and affairs. The Governance and Nominating Committee does not evaluate nominees proposed by shareholders any differently than other nominees to the Board.
Audit Committee Members consist of W. Curtis Brighton, Thomas T. Dinkel (Chairman) and Anton H. George. The Board has determined that Messrs. Brighton, Dinkel and George are independent under Securities and Exchange Commission ("SEC") Rule 10A-3 and the rules of the NASDAQ Global Select Market. The Audit Committee met four times during 2015.
The primary objectives of the Audit Committee are to assist the Board in its oversight of the following matters:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our internal audit function and independent registered public accountants;

•	Our compliance with certain applicable legal and regulatory requirements; and

•	Our system of disclosure controls and system of internal controls regarding finance, accounting and legal compliance.

In addition, among other responsibilities, the Audit Committee reviews the Corporation’s accounting functions, the adequacy and effectiveness of the internal controls and internal auditing methods and procedures. A copy of the Audit Committee charter is available on the Corporation’s website at www.first-online.com on the “Investor Relations” page under the link “Governance Documents.”
The Board has determined that each member of the Audit Committee is financially sophisticated under the applicable NASDAQ rules. The Board selected the members of the Audit Committee based on the Board’s determination that they are fully qualified to monitor the performance of management, the public disclosures by the Corporation of its financial condition and performance, our internal accounting operations and our independent registered public accountants. In addition, the Audit Committee has the ability on its own to retain independent accountants or other advisors whenever it deems appropriate.
The Board has determined that none of its members currently meets the definition of an “audit committee financial expert” under federal securities laws. To be considered an “audit committee financial expert,” an individual’s past experience generally should include experience in the preparation or audit of comparable public company financial statements, or the supervision of someone in the preparation or audit of comparable public company financial statements. The Board has determined that in order to best fulfill the functions of our Board and our Audit Committee, each member of the Board and the Audit Committee should ideally understand community banking and the local markets in which the Corporation and the Bank do business. Accordingly, potential candidates who have such attributes in addition to having the experience the Board believes is necessary to qualify as “audit committee financial experts” are limited. Further, the Board believes that the addition of an “audit committee financial expert” is not necessary at this time given the level of financial knowledge and experience the current members of the Audit Committee possess.

Compensation and Employee Benefits Committee Members consist of Anton H. George, William R. Krieble, Ronald K. Rich, and William J. Voges (Chairman). The Board has determined that Messrs. George, Krieble, Rich and Voges are independent under the rules of the NASDAQ Global Select Market. The Compensation and Employee Benefits Committee met five times during 2015.
The primary objective of the Compensation and Employee Benefits Committee is to review and approve the Corporation’s compensation strategy and the compensation of our executive officers and senior management. In addition, among other responsibilities, the Compensation and Employee Benefits Committee establishes guidelines and oversees the administration of executive compensation plans and arrangements, as well as certain employee benefit plans. A copy of the charter of the Compensation and Employee Benefits Committee is available on the Corporation’s website at www.first-online.com on the “Investor Relations” page under the link “Governance Documents.”
Compensation of Directors

The goal of our director compensation package is to attract and retain qualified candidates to serve on the Board. In setting compensation, the Board considers compensation levels of directors of other financial institutions of similar size. Each director of the Corporation is also a director of First Financial Bank, N.A. (the “Bank”), the lead subsidiary bank of the Corporation. The non-employee directors receive director fees from both the Corporation and the Bank. During 2015, nonemployee directors received a $40,000 retainer from the Corporation and a $5,000 retainer from the Bank. During 2015, each non-employee director of the Corporation and the Bank received a fee of $750 for each board meeting attended for the Corporation or the Bank. In addition, Mr. Cox received a fee of $5,000 in connection with his services as Chairman of the Board.
Non-employee directors also receive a fee for each meeting attended of the Audit Committee of $1,000, the Compensation and Employee Benefits Committee of $1,000, the Governance and Nominating Committee of $500 and the Loan Committee of the Bank of $500. No non-employee director served as a director of any other subsidiary of the Corporation.
Employee directors receive no compensation for their service on the boards or board committees of the Corporation and the Bank.
The table below summarizes the compensation paid by the Corporation to each non-employee director for the fiscal year ended December 31, 2015.

DIRECTOR COMPENSATION

	Fees Earned or
Name	Paid in Cash	Total
W. Curtis Brighton	$82,500	$82,500
B. Guille Cox	84,000	84,000
Thomas Dinkel	83,000	83,000
Anton H. George	84,000	84,000
Gregory L. Gibson	77,500	77,500
William H. Krieble	81,000	81,000
Ronald K. Rich	82,000	82,000
Virginia L. Smith	77,500	77,500
William J. Voges	82,000	82,000

First Financial Corporation Directors’ Deferred Compensation Plan. Prior to 2011, directors of the Corporation and the Bank were permitted to participate in a directors’ deferred compensation plan. Under the plan, a director could elect to defer up to $6,000 of his or her director’s fees each year over a five-year period. The amount of deferred fees was used to purchase an insurance product, of which the Corporation is the beneficiary, that funds benefit payments. An amount equal to the face amount of the policy, in addition to an amount equal to the tax savings the Corporation will receive by obtaining the proceeds from the policy on a tax-free basis, will be paid to the director or his or her beneficiary. Payment will be made to the director or his or her beneficiary in 120 monthly installments beginning on the first day of the month after the earlier of the director’s 65th birthday or death. Each year from the initial date of deferral until payments begin, the Corporation accrues a non-cash expense, which will equal, in the aggregate, the amount of the payments to be made to the director over the ten-year period. For 2015, the allocated cost of the deferred directors’ fees was $142,416. This plan was closed to new participants in 2011. During 2015, no directors deferred amounts under this plan, and those directors who have attained age 65 received payments attributable to previously-deferred amounts under the plan in the following amounts: Mr. Dinkel - $27,000, Mr. Krieble - $10,363, Mr. Norman L. Lowery - $118,930 and Ms. Smith - $74,914.

Director Stock Ownership Guidelines

The Board believes that directors more effectively represent the Corporation’s shareholders if they are shareholders themselves. Therefore, the Board has adopted stock ownership guidelines applicable to all directors, other than Norman L. Lowery, who is subject to the stock ownership guidelines for executive officers discussed under “Compensation Discussion and Analysis.” Under the guidelines, directors must own a number of shares of the Corporation’s common stock equal in value to three times their annual Corporation retainer for services as a director. Additionally, directors may not dispose of shares of Corporation stock until they have satisfied the guidelines. Directors are expected to be in compliance with the stock ownership guidelines not later than five years after the date of their initial election or appointment as a director of the Corporation. In the case of individuals who were directors when the current guidelines became effective, compliance is required by February 21, 2017. Presently, eight of our nine non-employee directors have met their stock ownership levels under these guidelines.

Anti-Hedging Policy

Hedging and similar monetization transactions by a director or an executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our shareholders. Accordingly, all directors, officers and employees are prohibited from engaging in hedging or monetization transactions with respect to the securities of the Corporation.

Compensation Committee Interlocks and Insider Participation

During 2015 none of the members of the Compensation and Employee Benefits Committee was or is an officer or employee of the Corporation, and no executive officer of the Corporation served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or on the board of directors of any company that employed or employs any member of the Corporation’s Compensation and Employee Benefits Committee. In addition, no executive officer of the Corporation served or serves on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any company one of whose executive officers serves on our Board, except for Norman D. Lowery, the Chief Operating Officer, who is a member of the board of directors of Princeton Mining Company, Inc., for which Virginia Smith, one of our directors, serves as President.

Certain Relationships and Related Transactions

Certain family relationships exist among the directors and executive officers of the Corporation. Norman L. Lowery (the Vice Chairman, President, and Chief Executive Officer of the Corporation and the Bank) is the father of Norman D. Lowery (the Chief Operating Officer of the Corporation and the Bank) and the brother-in-law of Virginia L. Smith (a director of the Corporation and the Bank). There are no arrangements or understandings between any of the directors and executive officers pursuant to which any of them have been selected for their respective positions.
The Audit Committee is responsible for approving any transactions between the Corporation or its subsidiaries and any related party, including loans or extensions of credit and any sale of assets or other financial transactions. Directors and executive officers of the Corporation and their associates were customers of, and have had transactions with, the Corporation and its subsidiaries in the ordinary course of business during 2015. Comparable transactions may be expected to take place in the future. During 2015, various directors and executive officers of the Corporation and their respective associates were indebted to the subsidiary banks from time to time. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for similar transactions with other persons not related to the Corporation and did not involve more than the normal risk of collectability or present other unfavorable features. Loans made to directors and executive officers that are subject to federal banking regulations are exempt from the insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the Articles of Incorporation and the Code of Business Conduct and Ethics of the Corporation (the “Code of Ethics”).
The provisions of the Articles of Incorporation apply to contracts or transactions between the Corporation and (i) any director; or (ii) any corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity in which any director has a material financial interest or of which any director is a director, officer or trustee. The provisions of the Code of Ethics apply to the directors, officers and employees of the Corporation.
The Articles of Incorporation provide that a contract or transaction between the Corporation and any of the persons described above is valid for all purposes, if the material facts of the contract or transaction and the director’s interest were disclosed or known to the Board, a committee of the Board with authority to act thereon, or the shareholders entitled to vote thereon, and the Board, such committee or such shareholders authorized, approved or ratified the contract or transaction.
The Code of Ethics provides that directors, officers and employees of the Corporation must make business decisions for the Corporation free of conflicting influences. Such persons are expected to avoid situations that may lead to real or apparent material conflicts between such person’s self-interest and such person’s duties or responsibilities as a director, officer or employee of the Corporation. The senior compliance officer is responsible for annually reaffirming compliance with the Code of Ethics by the directors, officers and employees of the Corporation.

INFORMATION ABOUT THE NAMED EXECUTIVE OFFICERS

The name, age, position and business experience of each named executive officer who is not a member of the Board is described below:
Rodger A. McHargue, Age 54
Mr. McHargue is the Chief Financial Officer of the Corporation and the Bank and also the Secretary and Treasurer of the Corporation, serving since 2010. He joined the Corporation in 1994. Prior to that, Mr. McHargue was employed at Bank One Indianapolis for over six years. He received a B.S. degree in Economics and Finance from Indiana State University and an M.B.A. from Indiana State University. He is also a graduate of the ABA Stonier Graduate School of Banking.
Steven H. Holliday, Age 55
Mr. Holliday is the Chief Credit Officer of the Corporation and the Bank, serving since 2012. Prior to joining the Corporation, Mr. Holliday was a Senior Vice President and Commercial Lending Executive at Old National Bancorp. Mr. Holliday received his B.S. in Business from Indiana State University and an M.B.A. from the University of Illinois. He holds a Credit Risk Certification designation through The Risk Management Association and is a graduate of Southern Illinois University School of Banking.
Norman D. Lowery, Age 48
Mr. Lowery is the Chief Operations Officer of the Corporation and the Bank, serving since 2010. He joined the Corporation in 1990 and has held a management position in Private Banking, as well as having been a Trust Investment Officer. Mr. Lowery received his B.A. degree from Indiana University and M.B.A. from Indiana Wesleyan University. Mr. Lowery holds several professional accreditations, including, a Financial Industry Regulatory Authority Series 7 license; Uniform Securities Agent Series 63 license; and a Uniform Investment Adviser Series 65 license. He is also an Accredited Investment Fiduciary and is a licensed life insurance agent in the State of Indiana. Mr. Lowery also graduated from the ABA Stonier Graduate School of Banking.
Karen L. Milienu, Age 55
Ms. Milienu is the Director of Branch Banking for the Bank, serving since 2011. She joined the Corporation in 1997 and served as the Human Resources Director. Prior to joining the Corporation Ms. Milienu held positions as an Assistant Manager and various human resources positions at Fort Wayne National Corporation. Ms. Milienu received her B.A. degree from Purdue University and M.S. degree from Indiana University. Ms. Milienu holds several professional accreditations including, Senior Professional in Human Resources, Certified Compensation Professional, Certified Sales/Management Development Trainer, and Certified Sales Trainer.

CORPORATE GOVERNANCE

General

The Corporation aspires to the highest ethical standards for its employees, officers and directors and remains committed to the interests of its shareholders. The Corporation believes it can achieve these objectives with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The Board has adopted policies and procedures designed to foster the appropriate level of corporate governance. Certain of these policies and procedures are discussed below.
Consideration of Director Candidates

The Board seeks directors who represent a variety of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. When searching for new candidates, the Governance and Nominating Committee considers the evolving needs of the Board and searches for candidates who will fill any current or anticipated gaps. The Governance and Nominating Committee generally considers, among other matters, a candidate’s experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time available to serve, dedication, conflicts of interest and ability to oversee the Corporation’s business and affairs. The Governance and Nominating Committee does not have a formal diversity policy; however, both the Board and the Governance and Nominating Committee believe it essential that Board members represent diverse experiences and viewpoints. The Governance and Nominating Committee considers the entirety of each candidate’s credentials. With respect to directors who are nominated for re-election, the Governance and Nominating Committee also considers such director’s previous contributions to the Board.
Board Leadership Structure and Lead Independent Director

Our Board regularly reviews and assesses the effectiveness of our leadership structure and will implement any changes as it deems appropriate. In February 2013, the Board established the size of the Board at ten, effective as of the 2013 annual meeting of shareholders.
We have determined our Chairman of the Board to be independent. Our President and Chief Executive Officer is also a director. The Board has separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Corporation and the day-to-day leadership and performance of the Corporation, while the Chairman provides guidance to the Chief Executive Officer and sets the agenda for and presides over Board meetings.
Eight of our Directors are considered independent under the requirements of the NASDAQ Global Select Market. The Board has appointed the Chairman of our Governance and Nominating Committee, Ronald K. Rich, to serve as our Lead Independent Director to preside at all meetings of the independent directors. As Lead Independent Director, Mr. Rich acts as a liaison between the Board and the Chief Executive Officer. He also develops the agendas for the executive sessions. The independent directors met four times during 2015.
We believe that the separate responsibilities of, and coordination between, our Chairman, Chief Executive Officer and our Lead Independent Director enhances our Board's oversight of communications with our shareholders and is an effective leadership structure for our circumstances. Our Board also believes that the separately defined roles of the Chairman, Chief Executive Officer and Lead Independent Director provide for effective corporate governance and enable the Chief Executive Officer to focus his time and energy on operating and managing the Corporation while leveraging the experiences and perspectives of the Chairman and Lead Independent Director.
 Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Board regularly reviews information regarding the Corporation’s financial results, operations and liquidity, as well as the risks associated with each.

The Audit Committee oversees management of the Corporation’s financial risks, including the oversight of our internal audit function and potential conflicts of interest. The Compensation and Employee Benefits Committee is responsible for overseeing the management of risks relating to the Corporation’s executive compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board.

The Director’s Enterprise Risk Management Committee and the Enterprise Risk Management Committee advise and assist the Board in its oversight and management of enterprise risk. The Enterprise Risk Management Committee is composed of Board members W. Curtis Brighton, William R. Krieble and Ronald K. Rich, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Credit Officer, Chief Risk Officer, the Chief Compliance Officer, the Director of Branch Banking, the heads of Operations, Human Resources, Loan Review, Auditing, Information Technology, a Senior Attorney, the Security Officer, the Chief Information Security Officer, an IT Cyber Security Analyst, and representatives from our subsidiaries The Morris Plan Company of Terre Haute and Forrest Sherer Inc. The Director’s Enterprise Risk Management Committee is composed of Board members W. Curtis Brighton (Chairman), William R. Krieble, and Ronald K. Rich, who are responsible for, among other matters, coordinating risk management issues with other Board and management level committees as well as establishing and maintaining effective policies, procedures and practices for identifying, measuring and mitigating enterprise risk. The Enterprise Risk Management Committee and the Director’s Enterprise Risk Management Committee receive regular reports from management and meet no less frequently than quarterly to discuss matters relating to the management of the various components of enterprise risk, including credit, interest rate, liquidity, compliance, technology, transaction, reputation and strategic risks.

The Corporation’s and the Bank’s Cyber Security Committees evaluate and oversee the management of risks relating to our information technology infrastructure. The Corporation’s and the Bank’s CRA Committees evaluate and oversee the management of risks relating to our compliance with the Community Reinvestment Act. The Bank’s Fair Lending Committee evaluates and oversees the management of risks relating to our lending policies and practices.
While each committee is responsible for evaluating certain risks and overseeing the management of these risks, the entire Board is regularly informed about such risks through committee reports.

Director Independence

The Board has determined that a majority of the members of the Board, including Messrs. Cox, Krieble, Rich, George, Dinkel, Voges, Brighton and Gibson, are independent, as independence is defined under revised listing standards of the NASDAQ Global Select Market applicable to the Corporation.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines containing general principles regarding the functions of the Board and its committees. The Governance and Nominating Committee periodically reviews the Corporate Governance Guidelines and will recommend changes to the Board as it deems appropriate. A copy of the Corporate Governance Guidelines is available on the Corporation’s web site at www.first-online.com on the “Investor Relations” page under the link “Governance Documents”.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of the Corporation’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Corporation intends to disclose any amendments to the Code of Ethics by posting such amendments on its website. In addition, any waivers of the Code of Ethics for directors or executive officers of the Corporation will be disclosed in a report on Form 8-K filed with the SEC. A copy of the Code of Ethics is available on the Corporation’s web site at www.first-online.com on the “Investor Relations” page under the link “Governance Documents”.

Communications with Directors

Any shareholder who desires to contact the Chairman of the Board, the Lead Independent Director or the other members of the Board, or who desires to make a recommendation of a director candidate for consideration by the Governance and Nominating Committee, may do so electronically by sending an email to the following address: directors@ffc-in.com. Alternatively, a shareholder can contact the Chairman of the Board, Lead Independent Director, Chairman of the Governance and Nominating Committee or the other members of the Board by writing to: First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808. Communications received electronically or in writing are distributed to the Chairman of the Board, Lead Independent Director, Chairman of the Governance and Nominating Committee or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then they will be forwarded by the Secretary to the Chairman of the Audit Committee for review.

Governance Documents

For further information, including electronic versions of our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation and Employee Benefits Committee Charter, and Governance and Nominating Committee Charter, please contact the Secretary of the Corporation, Rodger A. McHargue, First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, (812) 238-6000, or visit our website at www.first-online.com on the “Investor Relations” page under the link “Governance Documents.”

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assisted the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. During 2015, the Audit Committee met four times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with management and the independent public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Corporation that might bear on the independent public accounting firm’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent public accounting firm any relationships that may impact the independent public accounting firm's objectivity and independence and satisfied itself as to the independent public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent public accounting firm the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.
The Audit Committee discussed and reviewed with the independent public accounting firm all communications required by standards of the Public Company Accounting Oversight Board, including the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2015, with management and the independent public accounting firm. Management represented to the Audit Committee that the Corporation’s financial statements as of and for the year ended December 31, 2015 were prepared in accordance with accounting principles generally accepted in the United States. Management has the primary responsibility for the preparation of the Corporation’s internal controls and financial statements and the independent public accounting firm has the responsibility for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.
Based on the above-mentioned review and discussions with management and the independent public accounting firm, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its 2015 Annual Report on Form 10-K for filing with the SEC.

Members of the Audit Committee

Thomas T. Dinkel, Chairman
Anton H. George
W. Curtis Brighton

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2015 Financial Performance
Economic growth in most of the markets in which we do business continued to be sluggish during 2015, as there was little population or business growth and unemployment rates continued above state and national averages. Notwithstanding the challenges presented by these headwinds, we had another year of good overall financial performance by continuing our steady, disciplined approach. Our 2015 performance included:
Increased annual dividends to our shareholders for the 27th consecutive year;

Net income of $30.2 million compared to $33.8 million for 2014, due in part to higher pension expense attributable to changes in actuarial and interest rates or assumptions;
Total loans at year-end of $1.76 billion, down slightly from $1.78 billion at year-end 2014;
Strong asset quality, as non-performing loans at year end were 1.44% of total loans, down from 1.76% at the end of 2014;
Increase of 5.45% in book value per share to $32.21 at year end from $30.46 at year end 2014;
Growth of 0.35% in shareholders’ equity to $404.5 million; and
Completion of our $21.6 million stock repurchase program, which returned $8.0 million to shareholders in 2015.

2015 Compensation Decisions
Based on this performance, our Compensation and Employee Benefits Committee made the following decisions concerning the compensation of our CEO and other named executive officers.
Base Salaries. We made modest base salary increases in 2015, in line with our company-wide salary increase budget of approximately 3%. However, as he did in 2014, our CEO again recommended that his salary increase be limited to free up part of the salary increase budget for merit raises elsewhere in the organization. As a result, our CEO received a base salary increase of less than 2%.
Short-Term Incentive Compensation. Under our short-term incentive compensation plan (“STIP”), we used six Corporation-wide performance measures - net income, efficiency ratio, non-performing loans, delinquencies, loan growth, and deposit growth - to assess performance of our CEO. For our other NEOs, bank and controllable departmental measures were used in place of the loan quality measures where appropriate. As shown in the table on pages 21-22, the combination of below target performance on each of the income, expense, loan and deposit metrics, and above target results in the asset quality measures, resulted in below target STIP payouts for our CEO and other NEOs, except our chief credit officer, Mr. Holliday.
Long-Term Incentive Compensation. We make awards under our long-term equity incentive plan (“LTIP”) in February of each year to our CEO and other NEOs based how we have performed against certain performance measures over the prior three-year period. For performance through 2014, we used four measures - return on assets, return on equity, tangible book value and earnings per share (“EPS”) - to assess performance. We made awards in February 2015 based on performance through 2014. As discussed in the proxy statement for last year’s meeting, our February 2015 awards reflected slightly above-target performance in each of these categories. We continued to use these performance measures in 2015. As shown in the table on page 23, we achieved performance at or just above target in each of these categories over the three-year period ending in December 2015, resulting in LTIP awards of approximately 101% of target in February 2016.
2015 CEO Compensation
The total direct compensation (base salary, STIP and LTIP) of our CEO for 2015 was less than his total direct compensation in 2014 and his 2014 total direct compensation was less than his 2013 total direct compensation. This trend in our CEO’s total direct compensation aligns with our overall flat to slightly down financial performance in those years as measured against our goals.

Notwithstanding the decline in total direct compensation, the 2015 and 2014 total compensation of our CEO reported in the Summary Compensation Table on page 25 is higher than the total compensation reported for 2013. The higher amount is due entirely to the reporting of the year-to-year increase in the actuarial value of accumulated retirement benefits under our long-standing pension plans. The increase is primarily attributable to our CEO’s continued service and the impact of changes in interest rates and mortality assumptions. The reported change in present value is not a current cash payment, nor does it represent incremental compensation awarded to our CEO by the Committee in either of those years.
Pay-for-Performance Pay Practices
We continue to maintain the following pay practices, which we believe enhance our pay-for-performance philosophy and further align our executives’ interests with those of our shareholders:

WE DO HAVE THIS PRACTICE	WE DO NOT HAVE THIS PRACTICE
Tie a significant portion of executive compensation, over 50% in the case of our CEO, to our performance metrics in the form of “at-risk” compensation.
Incentive award metrics that are objective and tied to key company performance metrics.
Grant equity awards based on performance and vest those equity awards over three years to promote retention
Compensation recoupment “claw-back” policy.
Anti-hedging policy.
Double trigger change in control severance.
Share ownership guidelines (for executives and directors).

Non-performance based incentive awards.
Hedging transactions by executive officers or directors.
Excise tax gross-ups in our employment agreements.
Automatic renewal (“evergreen”) provisions in our employment agreements.

Shareholder’s 2015 Advisory Approval of the Corporation’s Executive Compensation
At our 2015 annual meeting, we held a non-binding advisory vote on the compensation of our named executive officers. This type of vote is commonly referred to as “Say-On-Pay.” At the meeting, approximately 79% of votes cast were in favor of approving the compensation of our named executive officers, down from 83% in the prior year.
The Compensation Committee considered the vote of our shareholders as a part of its review of the Corporation’s overall executive compensation program, including the appropriateness of the compensation philosophy, our objectives, and the level of compensation provided to the NEOs.
During 2015, the Committee retained Pearl Meyer & Partners, LLC, a compensation consultant with significant experience in the banking industry (“Pearl Meyer”), to assist the Committee with its review of our executive compensation program. Pearl Meyer has advised the Committee that our executive compensation program is generally aligned with market practice, and that total cash compensation (base salary and STIP) and total direct compensation (base salary, STIP and LTIP) of our CEO and named executive officers are at or below the peer group median.
INTRODUCTION
This Compensation Discussion and Analysis describes the Corporation’s executive compensation program as it relates to the five executive officers (“named executive officers” or “NEOs”) included on the compensation tables beginning on page 25. For 2015, our named executive officers and their positions were:
Norman L. Lowery - Chief Executive Officer and President, First Financial Corporation and First Financial Bank, N.A. (our “CEO”).
Rodger A. McHargue - Chief Financial Officer, First Financial Corporation and First Financial Bank, N.A.
Norman D. Lowery - Chief Operations Officer, First Financial Corporation and First Financial Bank, N.A.
Steven H. Holliday - Chief Credit Officer, First Financial Corporation and First Financial Bank, N.A.

Karen L. Milienu - Director of Branch Banking, First Financial Bank, N.A.
The following pages describe our executive compensation philosophy, the principal components of our executive compensation program, how our program reflects our compensation philosophy, and the roles played by different persons in establishing and evaluating the various components of our executive compensation program. Our discussion provides important context for the compensation tables that follow and, therefore, should be read in conjunction with those tables.
COMPENSATION PHILOSOPHY
The Compensation and Employee Benefits Committee (“Compensation Committee”) is responsible for determining our executive compensation philosophy and the establishment, implementation, and monitoring of our executive compensation program. The Compensation Committee is composed entirely of independent Directors as determined under the rules of the NASDAQ Global Select market.
Our goal is to maintain a competitive, balanced compensation program that rewards our named executive officers for current year performance and for the creation of long-term shareholder value, without exposing the Corporation to unreasonable risk, including credit, interest rate, liquidity, reputation, compliance, and transaction risk. We seek to:
Attract, motivate, and retain highly-qualified, talented executives who are focused on the long-term best interests of our shareholders;
Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals;
Link the interests of our executives with those of our shareholders;
Establish corporate, departmental, and individual goals consistent with our strategic plan and budget that provide the basis for the annual and long-term metrics used to measure our success and the value that we create for shareholders;
Reward our executives for Corporation, Bank and individual performance;
Align compensation and variable incentives with measurable, objective, business results and appropriate risk management; and
Allow flexibility in responding to changing laws, accounting standards, and business needs as well as the constraints and dynamic conditions in the markets in which we do business.
The Compensation Committee believes our executive compensation program has achieved its intended results. The Committee believes we have provided, and continue to provide, levels of compensation appropriately linked to the short and long-term contributions made by our CEO and NEOs and the financial results achieved. We also believe that while we have been competitive with the pay practices of other financial institutions of comparable size, and able to attract and retain executives who make substantial contributions to our success, the compensation levels of some of our NEOs are below market median. We expect to make market-based adjustments going forward. Finally, our program aligns our executives’ interests with those of our shareholders through a strong link between higher compensation and the attainment of pre-established objective performance goals.
THE PROCESS FOR SETTING EXECUTIVE COMPENSATION
Role of the Compensation Committee
Each year, the Compensation Committee reviews our executive compensation program to assure that the program and the compensation for each NEO are consistent with our compensation philosophy and, specifically, that a substantial portion of our NEOs’ compensation is paid only if pre-established objective performance goals are met or exceeded. In exercising its duties, the Compensation Committee considers all elements of our executive compensation program, as well as individual performance, Corporation and Bank performance, and market compensation considerations.
The Compensation Committee determines the appropriate allocation of each NEO’s potential compensation among base salary, short-term incentive compensation, long-term incentive compensation, and other components. Based on our strategic plan and budget, the Compensation Committee sets the appropriate goals and measures under the short-term and long-term incentive components of the program and communicates those goals and measures to covered NEOs in February. Each year, the Compensation Committee also reviews our performance compared to short-term and long-term objectives, reviews our executive officer pay practices, evaluates risks associated with our executive compensation program, and approves all awards under our short-term and long-term incentive plans. The Compensation Committee reports its decisions to the Board.
Role of Company Personnel
Each year, prior to any adjustments in compensation, our Chief Executive Officer provides the Compensation Committee with a review of our strategic and financial performance and the compensation and performance of all executive officers other than himself. He also develops recommendations regarding the compensation of those executive officers and presents his recommendations to the Compensation Committee for review and approval. The Compensation Committee generally requests information relevant to its determinations from Corporation personnel, including our Chief Financial Officer. However, no executive officer other than our CEO attends Compensation Committee meetings. The Compensation Committee invites our CEO to attend Committee meetings at which it discusses the compensation of executive officers other than himself. Our CEO does not attend the portion of Compensation Committee meetings at which his compensation is discussed, nor does he make recommendations regarding his own compensation. The Corporation’s Human Resources Management provides information and other support to our CEO and the Compensation Committee in connection with the Compensation Committee’s deliberations.
Role of Outside Consultants
The Compensation Committee is authorized to retain its own advisors. From time to time during the period from April 2010 through 2014 the Compensation Committee used the services of Grant Thornton LLP as its independent compensation consultant. Grant Thornton did not perform any other services for the Corporation or Bank, except for certain services related to information technology security testing. In connection with its retention of Grant Thornton, the Compensation Committee determined that no conflict of interest existed that would impair the ability of Grant Thornton to serve as a compensation consultant to the Compensation Committee.
Grant Thornton interacted with members of management only under the Compensation Committee’s oversight and with the knowledge and permission of the Compensation Committee chair. Grant Thornton’s duties included design of a short-term incentive compensation plan, design of a long-term incentive plan for key executive officers, review of director compensation, and confirmation of the competitiveness of total compensation for certain executive officers. During 2014, Grant Thornton provided a banking industry update, a regulatory update on compensation and corporate governance topics, and other topics related to the Corporation and its compensation plans. The Committee had the benefit of this information when it made compensation decisions in February 2015.
During the first quarter of 2015, the Committee retained Pearl Meyer to serve as its independent compensation consultant, replacing Grant Thornton. The Committee chose Pearl Meyer based upon the firm’s strong experience and reputation in working with banking organizations. Under its engagement letter, Pearl Meyer acknowledged that the firm was retained by and performs its services for the Committee. The Committee reviewed information provided by Pearl Meyer and did not identify conflicts of interest relating to Pearl Meyer’s work for the Committee. In performing work for the Committee, Pearl Meyer interacts with management as part of the process for developing information and data required by the Committee.

Following its engagement, Pearl Meyer conducted a review of our executive compensation and board compensation programs. Pearl Meyer, with input from management, developed the following peer group of regional banks for purposes of its review:

Talmer Bancorp, Inc.	S&T Bancorp, Inc.
First Merchants Corporation	1st Source Corporation
Great Southern Bancorp Inc.	Republic Bancorp Inc.
First Busey Corporation	Community Trust Bancorp, Inc.
Lakeland Financial Corp.	City Holding Co.
MainSource Financial Group, Inc.	Peoples Bancorp, Inc.
MidWest One Financial Group, Inc.	Stock Yards Bancorp, Inc.
Horizon Bancorp	German American Bancorp Inc.
CNB Financial Corp.	First Mid-Illinois Bancshares, Inc.
Southwest Bancorp, Inc.

The Committee, Pearl Meyer and management believe these companies represent a good cross-section of financial institutions which, like us, operate significant branch networks outside of metropolitan areas. These companies range in asset size from $2.0 billion to $6.5 billion, comparable to our approximately $3.0 billion asset size.
Pearl Meyer reported the results of its review to the Committee during the fourth quarter of 2015. In its report, Pearl Meyer found the design of the Corporation’s executive compensation program to be generally consistent with market best practices and the design of the peers. Pearl Meyer noted that while the total direct compensation (base salary, STIP and LTIP) of our CEO was at market median levels, the total direct compensation of our other named executive officers was at or below market median levels. The market median levels developed by Pearl Meyer reflected data from the peer group, as well as published compensation data.
TOTAL DIRECT COMPENSATION AND ITS COMPONENTS
To encourage our executives to execute our business plan and create shareholder value, we seek to align each executive’s compensation with our short-term and long-term financial goals. We focus on total direct compensation, which is the sum of base salary, short-term incentives, and long-term equity-based incentives. Our total direct compensation is weighted heavily toward results, particularly for our CEO and NEOs, with a substantial portion of direct total compensation “at risk.”
The following table shows the principal components of total direct compensation for our CEO and other NEOs, and the percentages of total direct compensation represented by the base salary and target STIP and LTIP amounts.

Component and Percentage of Total Direct Compensation (“TDC”)	Role	Comments
Base Salary CEO: 48.4% of TDC NEOs: 57.1 to 69.0% of TDC
Fixed cash compensation based on competitive pay levels, the executive’s performance, level of responsibility and experience to facilitate the acquisition and retention of talented, experienced management.

In 2015, base salaries were adjusted in line with our 3% salary increase budget, although at our CEO’s recommendation, his salary increase was less than 2%, freeing up dollars for increases elsewhere in the organization.

Short-Term Incentive (STIP) CEO: 22.5% of TDC NEOs: 17.2% to 20.0% of TDC	Annual variable compensation payable in cash based on the achievement of objective, corporate or bank performance goals to reward execution and performance which support and drive shareholder value.	Performance measures for 2015 required performance achievement of our operating plan to earn target payouts.
Long-Term Incentive (LTIP) CEO: 29.1% of TDC NEOs: 13.8 to 22.9 % of TDC
Equity compensation awarded in February of each year based on the achievement of pre-established, long-term, objective, performance goals over a three-year period to align the executive’s compensation with the prudent management of the Corporation’s assets and earnings growth objectives.

LTIP awards are determined based on long-term performance and made in the form of restricted stock that vests over three years of continued service. Subjecting the award to a three-year vesting period further aligns executives’ compensation with long-term shareholder interests and mitigates risk.

     The total direct compensation described in the table above reflects the Compensation Committee’s pay decisions relating to base salary and to the variable, at-risk pay earned for performance through the end of the year. For our CEO, actual total direct compensation was $1,307,808 and $1,311,301 for performance in 2015 and 2014, respectively. These amounts are not the total compensation reported in the Summary Compensation Table (“SCT”) on page 25. The amounts in the SCT reflect LTI awards, made in the particular year, but based on prior year’s performance (the SCT table amount for stock awards in 2015 reflects the February 2015 award based on 2014 performance). The total compensation shown in the SCT also includes amounts related to increases in the actuarial value of long-standing retirement plans, primarily attributable to continued service and the effect of changes in interest rates and mortality assumptions, and not the awarding of additional compensation by the Committee.

2015 COMPENSATION FOR EXECUTIVES
Elements of Compensation
The principal elements of each NEO’s compensation are base salary, STIP, LTIP, and other benefits. Although the Compensation Committee has not adopted a formula for allocating a NEO’s compensation among its various components, it believes that a significant portion of each NEO’s compensation should be based on performance and that the percentage of total compensation at risk should increase with the NEO’s total compensation and responsibilities with the Corporation.
Base Salary. Base salary is the fixed component of total cash compensation. The Compensation Committee attempts to set base salaries for a particular executive position at a level that recognizes the executive’s contributions and importance to the organization, and will facilitate the attraction and retention of a skilled management team. The Compensation Committee reviews market data in establishing base salaries, but it does not tie its determinations to a particular benchmark. Historically, the third-party compensation surveys that the Compensation Committee reviewed have been the Crowe Horwath Financial Institutions Compensation Survey (consisting of a survey for Indiana, Illinois, and the Midwest), the American Bankers Association Compensation and Benefits Survey and other compensation data surveys for the banking and finance industries.
The starting point for determining any adjustments to a NEO’s base salary is the annual increase in the Corporation’s annual salary pool approved by the full Board. Individual base salary increases for all employees, including the NEOs, are awarded as allocations from that salary pool. In establishing the amount of the pool, the Compensation Committee and the Board consider general economic conditions (such as inflation and recessionary factors), the performance of the Corporation and the Bank, and other sources of information, such as surveys referred to in the preceding paragraph.
The Compensation Committee adjusts the base salary of a NEO only after reviewing his or her performance over the past fiscal year. The Compensation Committee’s review focuses on the NEO’s attainment of objective performance goals established by the Compensation Committee, supervisory skills, dependability, initiative, skill level, and overall value to the Corporation. The Compensation Committee considers all of these factors as a whole, without giving a pre-established weighting to any particular factor, and determines any adjustment to the NEO’s base salary.
For 2015, the Board approved a salary pool increase of 3%. Our CEO’s base salary was increased $12,000 to $642,300, a less than 2% increase from 2014, reflecting our CEO’s desire to free up part of the pool for merit raises elsewhere in the organization. The base salaries for Messrs. McHargue, Norman D. Lowery and Holliday and Ms. Milienu were set at $206,000, $210,000, $210,000 and $156,000 respectively, reflecting increases ranging from 4% to 5% over 2014.
Short-Term Incentive Compensation. The Compensation Committee makes annual incentive awards to named NEOs and other management employees pursuant to the STIP. Each year, the Compensation Committee establishes and approves an objective performance goal for a number of Corporation, Bank or departmental performance measures, the relative weight accorded to each performance goal, and a target award for each executive officer. The amount earned under the STIP will depend on the NEO’s target award, which is stated as a percentage of base salary, and the extent of the Corporation’s, Bank’s or department’s achievement against the goals established for the year. Target awards for 2015 were 46.4% of base salary for our CEO, 35% for Messrs. McHargue, Norman D. Lowery and Holliday, and 25% for Ms. Milienu.
In analyzing financial measures and determining the performance goals for the year, the Compensation Committee spends significant time reviewing the Corporation’s annual strategic plan and budget, which were approved by the Board in November and December of the preceding year. The Compensation Committee establishes a target performance goal for performance measures determined by the Committee to be important to the Corporation’s, the Bank’s or a department’s overall performance for the coming year. The performance goal for each of performance measure is intended to be a stretch goal, achievable through sustained execution of the strategic plan. The Committee assigns weights to each of performance measures, with areas of focus for achieving greater overall performance assigned higher weightings. To focus management on sustaining its continued, disciplined execution and continuing earnings growth, more weight was assigned to income and expense-related measures.
In February 2015, the Committee established goals based upon the Board-approved plan and budgets. However, in April 2015, the Committee, after discussion with its consultant, Pearl Meyer, determined that it would be appropriate to adjust the income-related measure to exclude certain pension-related expenses. The Committee made this decision due to the fact that such expenses were unanticipated, outside the control of management, and had not been taken into account at the time the budget and plan were approved. Had the expenses been known, the Committee would have excluded them in the goal-setting. Moreover, the Committee believed making the adjustment would eliminate any management incentive to take undue risk or action outside of the operational or strategic plan to make up for such shortfall.

The amount of STIP award earned is determined based on the overall score achieved. The overall score is the sum of the weighted scores achieved for each of the performance measures. The weighted score is based on the score for the particular performance measure multiplied by the weight assigned to that measure. A score of 100% is earned for a performance measure by achieving the target performance goal for that measure. A score above or below 100% is earned for performance above or below the goal, although, for 2015, the score for any income-related measure was capped at 100% in connection with the decision to adjust the goal and the performance results for the pension-related expenses. The amount of the STIP earned is determined by multiplying the overall score (the sum of the performance scores for the performance measures) times the executive’s target bonus amount. No STIP award is earned if the overall score is less than 80%. The maximum overall score is 125% for the CEO and 120% for the other NEOs.
The table below reports the performance measures (“Measure”), target performance goals (“Goal”), our results (“Actual”), the level of achievement against the goal (% of Goal), the weightings (“Weight”), and the resulting score for the CEO and other NEOs (“Score”) under the Short-Term Incentive Plan. For our CEO, Mr. Norman L. Lowery, the performance measures relate to Corporation-wide performance; the performance measures for the other NEOs are tied to Bank and/or departmental performance. The amount of STIP earned in 2015 by each executive officer reflects the overall score multiplied by his or her target bonus and is set forth in the Non-Equity Incentive Plan column of the SCT.

Measure	Level	N.L. Lowery	McHargue	N.D. Lowery	Holliday	Milienu
Operating Income	Goal	$31,007	$27,279	$27,279	$27,279	$27,279
	Actual	$30,196	$26,757	$26,757	$26,757	$26,757
	% of Goal	97.38%	98.09%	98.09%	98.09%	98.09%
	Weight	50.00%	40.00%	40.00%	20.00%	20.00%
	Composite	48.69%	39.23%	39.23%	19.62%	19.62%
Efficiency Ratio	Goal	64.70%	68.12%	68.12%	—	—
	Actual	65.50%	69.58%	69.58%	—	—
	% of Goal	98.70%	97.90%	97.90%	—	—
	Weight	25.00%	20.00%	20.00%	—	—
	Composite	24.68%	19.58%	19.58%	—	—
Non-Performing Loans	Goal	2.25%	—	—	2.25%	—
	Actual	1.84%	—	—	1.82%	—
	% of Goal	122.28%	—	—	123.63%	—
	Weight	7.50%	—	—	10.00%	—
	Composite	9.17%	—	—	12.36%	—
Delinquency	Goal	1.36%	—	—	1.27%	—
	Actual	1.00%	—	—	0.80%	—
	% of Goal	136.00%	—	—	158.75%	—
	Weight	7.50%	—	—	10.00%	—
	Composite	10.20%	—	—	15.88%	—
Loan Growth	Goal	5.97%	6.05%	6.05%	6.05%	—
	Actual	(1.86)%	(2.07)%	(2.07)%	(2.07)%	—
	% of Goal	—%	—%	—%	—%	—
	Weight	5.00%	5.00%	5.00%	20.00%	—
	Composite	—%	—%	—%	—%	—
Deposit Growth	Goal	3.19%	3.10%	3.10%	—	3.10%
	Actual	(0.62)%	(0.65)%	(0.65)%	—	(0.65)%
	% of Goal	—%	—%	—%	—	—%
	Weight	5.00%	5.00%	5.00%	—	20.00%
	Composite	—%	—%	—%		—%

Direct Controllable	Goal	—	$29,006	$(3,714)	$41,332	$(50,427)
	Actual	—	$31,315	$(3,381)	$40,237	$(49,256)
	% of Goal	—	107.96%	109.85%	97.35%	102.38%
	Weight	—	30.00%	30.00%	15.00%	20.00%
	Composite	—	32.39%	32.95%	14.60%	20.48%
Net Charge-Offs	Goal	—	—	—	0.24%	—%
	Actual	—	—	—	0.10%	—%
	% of Goal	—	—	—	240.00%	—%
	Weight	—	—	—	10.00%	—%
	Composite	—	—	—	24.00%	—%
Loan Spread	Goal	—	—	—	3.02%	—%
	Actual	—	—	—	3.02%	—%
	% of Goal	—	—	—	100.00%	—%
	Weight	—	—	—	15.00%	—%
	Composite	—	—	—	15.00%	—%
Return on Assets	Goal	—	—	—	—%	0.92%
	Actual	—	—	—	—%	0.93%
	% of Goal	—	—	—	—%	100.09%
	Weight	—	—	—	—%	20.00%
	Composite	—	—	—	—%	20.22%
Return on Equity	Goal	—	—	—	—%	7.27%
	Actual	—	—	—	—%	7.22%
	% of Goal	—	—	—	—%	99.31%
	Weight	—	—	—	—%	20.00%
	Composite	—	—	—	—%	19.86%
Total Composite		92.74%	91.20%	91.77%	101.46%	80.17%

Long-Term Incentive Compensation. We use long-term incentive compensation to strengthen the alignment between the interests of our executive officers and our shareholders. Our LTIP is an essential tool for attracting, retaining, and motivating talented executive officers. We make LTIP awards under our shareholder-approved First Financial Corporation 2011 Equity Incentive Plan. The LTIP award made to an executive officer will depend on the NEO’s target award, which is stated as a percentage of base salary, and the Corporation’s or Bank’s performance during the preceding three years measured against the goals established by the Compensation Committee. The LTIP award target for awards made in February 2015 based on performance through 2014, and in February 2016 based on performance through 2015, were 60.0% for our CEO, 40% for Messrs. McHargue, Norman D. Lowery and Holliday, and 20.0% for Ms. Milienu.
The performance measures chosen by the Committee are those where strong, steady performance should equate to long-term shareholder value. Since 2013, the Committee has used four performance measures on which to base LTIP awards: return on assets, return on equity, tangible book value and EPS. The Committee establishes a performance goal for each of these measures based on the Corporation’s strategic plan and budgets, and weights the goals based on the Committee’s assessment of the relative importance of the measure to overall shareholder value. The amount of an executive officer’s LTIP award is based on the overall score achieved and the officer’s LTIP award target. LTIP awards are made in restricted stock having value equal to the LTIP award earned. The restricted stock vests in three equal installments beginning on December 31 of the year of the grant and the following two years. The Committee believes the use of performance criteria for determining the size of the LTIP award, followed by a three-year vesting schedule, reinforces the long-term incentive and retention purpose of the LTIP award while establishing an appropriate balance of risk and incentive compensation in accordance with the Guidance on Sound Incentive Compensation Policies issued by the Federal Reserve, the FDIC, the OCC, and OTC in 2010.
For 2015, the long-term incentive performance measures remained the same as in 2014. The table below reports the performance measures (“Measure”), target performance goal (“Goal”), our results (“Actual”), the level of achievement against the goal (% of Goal), the weightings (“Weight”), and the resulting score for the CEO and other NEOs (“Score”) for the LTIP awards made in February 2016 based on performance through the end of 2015. For our CEO, Mr. Norman L. Lowery, the

performance measures relate to Corporation-wide performance. For the other NEOs, the performance measures, other than EPS and tangible book value, are tied to Bank performance. The amount of LTIP earned in 2014 by each executive officer reflects the overall score multiplied by his or her target LTIP award. In accordance with SEC disclosure rules, the LTIP award based on 2015 performance will be reported in 2016 proxy statement. The amount of LTIP awarded in February 2015, based on 2014 performance, is set forth in the Stock Awards column in the SCT.

Measure	Level	N.L. Lowery	McHargue	N.D. Lowery	Holliday	Milienu
	Goal	1.04%	0.94%	0.94%	0.94%	0.94%
3 year	Actual	1.06%	0.98%	0.98%	0.98%	0.98%
Return on	% of Goal	101.92%	104.26%	104.26%	104.26%	104.26%
Assets	Weight	20.00%	20.00%	20.00%	20.00%	20.00%
	Composite	20.38%	20.85%	20.85%	20.85%	20.85%

	Goal	8.00%	7.70%	7.70%	7.70%	7.70%
3 year	Actual	8.06%	7.84%	7.84%	7.84%	7.84%
Return on	% of Goal	100.75%	101.82%	101.82%	101.82%	101.82%
Equity	Weight	15.00%	15.00%	15.00%	15.00%	15.00%
	Composite	15.11%	15.27%	15.27%	15.27%	15.27%

	Goal	$29.66	$29.66	$29.66	$29.66	$29.66
Tangible	Actual	$29.72	$29.72	$29.72	$29.72	$29.72
Book	% of Goal	100.20%	100.20%	100.20%	100.20%	100.20%
Value	Weight	30.00%	30.00%	30.00%	30.00%	30.00%
	Composite	30.06%	30.06%	30.06%	30.06%	30.06%

	Goal	$2.39	$2.39	$2.39	$2.39	$2.39
Earnings	Actual	$2.42	$2.42	$2.42	$2.42	$2.42
Per Share	% of Goal	101.26%	101.26%	101.26%	101.26%	101.26%
	Weight	35.00%	35.00%	35.00%	35.00%	35.00%
	Composite	35.44%	35.44%	35.44%	35.44%	35.44%

Total Composite		101.00%	101.62%	101.62%	101.62%	101.62%

Retirement Benefits. We believe retirement and other post-employment benefits can be a powerful motivational tool for attracting and retaining key executives.
Our three qualified retirement plans are the First Financial Corporation 401(k) Savings Plan (“Savings Plan”), the First Financial Corporation Stock Ownership Plan (“ESOP”), and the First Financial Corporation Employees’ Pension Plan (“Pension Plan”).
401(k) Savings Plan. The Savings Plan allows eligible employees to contribute a portion of their compensation on a before-tax basis. Participants may direct the investment of their plan accounts among a diversified range of investment options. For those participants who are not eligible for future benefit accruals under the Pension Plan, the Corporation may, in its discretion, match the participant’s contributions (up to 4% of compensation) and make non-matching contributions.
ESOP. The Corporation and its participating subsidiaries and affiliates may make contributions to the ESOP in the form of Corporation stock or cash to be invested primarily in Corporation stock. The amount of any contributions is determined by the Board of the Corporation. The value of a participating employee’s benefit under the ESOP depends on the value of the shares of Corporation stock and any other amounts allocated to his or her account.

Pension Plan. The Pension Plan is a defined benefit plan that provides each participant with a benefit based on the participant’s compensation and service, which is then offset by the value of the participant’s benefit under the ESOP. This type of arrangement is commonly referred to as a floor-offset arrangement. Future accruals under the Pension Plan were frozen for participants at the end of 2012, except for certain long-service, retirement-eligible or other employees who were grandfathered at that time. Each of our CEO and other named executive officers, other than Mr. Holliday, continue to accrue benefits under the Pension Plan.
Internal Revenue Code limits on the amount of benefits that may be earned under qualified plans can result in highly paid individuals, such as our executive officers, receiving a substantially lower benefit (as a percentage of compensation) than other participating employees. We have adopted nonqualified retirement plans to make-up for these benefit reductions. Information relating to qualified and nonqualified plans accompanies the “Pension Benefits” table and the “Nonqualified Deferred Compensation” table on pages 27-28.
Perquisites. The Corporation provides very limited perquisites to executive officers; however, it does sponsor a life insurance program for the named executive officers of the Bank. Under the life insurance program, the Bank purchased a whole life insurance policy on behalf of, and pays the premiums on behalf of, each executive officer of the Bank. The policy is owned by the individual and is intended to be fully paid at age 65 for those who were 55 or older, and at age 60 for those who were less than 55 years of age at the time the individual joined the Bank.
Assessment of Incentives for Excessive Risk-Taking
Each year, the Committee evaluates the material operational risks to the Corporation, which include credit, interest rate, liquidity, reputation, compliance, and transaction risk as well as the added potential for loss that could result from any of our compensation programs. The Committee also charges the Corporation’s General Auditor with performing a risk assessment of the incentive compensation program. Based on a review of these risks and the report of the General Auditor, the Committee has determined that the Corporation’s compensation arrangements and policies do not encourage excessive risk-taking.
Share Ownership and Retention Guidelines and Prohibition on Hedging
Share ownership and retention guidelines help to foster a focus on long-term growth. The Board has adopted stock ownership guidelines applicable to our named executive officers. Under those guidelines, our CEO is required to own a number of shares of the Corporation’s common stock equal in value to $500,000, and other NEOs are required to own a number of shares equal in value to $150,000. Except for purposes of exercising statutory diversification rights under the ESOP, our covered executives may not dispose of shares until they have satisfied the guidelines. Covered executives are expected to comply with the guidelines as soon as practicable, and in no event later than five years after the date they become a covered executive. In the case of individuals who were covered executives when the guidelines became effective, compliance is required within five years of the effective date. Messrs. Norman L. Lowery, McHargue, Norman D. Lowery, Holliday and Ms. Milienu currently meet the guidelines.
Our NEOs and directors are prohibited from engaging in hedging or monetization transactions with respect to the securities of the Corporation.
Tax Deductibility Cap on Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company’s chief executive officer and certain other named executive officers. Qualifying performance-based compensation is not subject to this deduction limit. The amount of base salary and STIP paid to our CEO and other named executive officers has been below the $1 million deduction limit. However, LTI and other compensation paid may not be deductible because it exceeds the limitations or does not meet the performance-based or other requirements for deductibility under Section 162(m).
Executive Compensation Recovery Policy
We can recover or “claw back” all or a portion of an incentive compensation payment which was based on erroneous data due to our material noncompliance with any financial reporting requirement under securities laws which resulted in an accounting restatement. The claw back applies to incentive compensation described above which was paid within three years preceding the date of the accounting restatement. In that instance, the participant is required to repay the excess amount which would not have been paid to the participant but for the accounting restatement.

Compensation Committee Report
The Compensation and Employee Benefits Committee of the Corporation has reviewed and discussed this Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation and Employee Benefits Committee: William J. Voges, Chairman Anton H. George William R. Krieble (since February 2015) Ronald K. Rich

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer, the chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer (collectively, the “Named Executive Officers”) during the years ended December 31, 2015, 2014 and 2013.

		Salary		Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Name and Principal Position	Year	($)		($)	($)	($)	($)	($)
Norman L. Lowery,	2015	642,300		388,587	276,286	656,290	79,307	2,042,770
Chief Executive Officer,	2014	630,297		417,894	292,417	1,233,378	83,428	2,657,414
First Financial Bank, N.A. and	2013	626,097		459,532	282,017	—	75,862	1,443,508
First Financial Corporation
Rodger A. McHargue,	2015	211,300	(5)	82,750	67,447	107,839	9,049	478,385
Chief Financial Officer,	2014	201,209		87,332	67,005	324,486	8,403	688,435
First Financial Bank, N.A. and	2013	196,191		94,913	68,823	34,472	11,278	405,677
First Financial Corporation
Steven H. Holliday,	2015	210,200	(6)	82,253	74,571	—	15,566	382,590
Chief Credit Officer,	2014	200,200		85,173	61,472	—	14,022	360,867
First Financial Bank, N.A.	2013	190,565		—	54,578	—	13,281	258,424
First Financial Corporation
Norman D. Lowery,	2015	210,000		82,253	67,263	70,195	13,169	442,880
Chief Operations Officer,	2014	200,000		85,463	69,079	207,812	14,028	576,382
First Financial Bank, N.A. and	2013	191,014		92,816	67,351	3,442	16,349	370,972
First Financial Corporation
Karen L. Milienu,	2015	156,000		30,845	31,254	89,464	4,256	311,819
Director of Branch Banking,	2014	150,000		32,570	34,368	195,604	3,810	416,352
First Financial Bank, N.A	2013	145,590		31,127	37,811	17,717	3,245	235,490

(1)
The amounts in this column represent the aggregate grant date fair values of the restricted stock awarded in 2015, 2014 and 2013 based on prior years’ performance, determined pursuant to FASB ASC Topic 718. These amounts do not reflect whether the recipient will realize a financial benefit from the awards (such as becoming vested over the three-year graded vesting period). The grant date fair values have been determined based on the assumptions and methodologies set forth in the Corporation’s 2015 Annual Report on Form 10-K (note [16]).

(2)	The amounts in this column reflect amounts earned under the STIP.

(3)
The amounts in this column do not reflect amounts paid. The amounts reflect the actuarial increase in the present value of the named executive officers’ benefits under the Pension Plan and our nonqualified defined benefit plans (“ESRP” and “2005 ESRP”), determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements.

(4)
For 2015, includes (i) the premiums paid by the Corporation pursuant to a life insurance program for named executive officers of $4,895 for Norman L. Lowery, $3,477 for Mr. McHargue, $4,140 for Mr. Holliday, $683 for Mr. Norman D. Lowery and $600 for Ms. Milienu; (ii) amounts contributed by the Corporation under the 2005 non-qualified defined contribution plan (“2005 EDC”), which were $46,498 for Norman L. Lowery, $571 for Mr. McHargue, $875 for Mr. Holliday and $1,034 for Norman D. Lowery; (iii) dividends on restricted stock which were $19,023 for Norman L. Lowery, $3,986 for Mr. McHargue, $2,919 for Mr. Holliday, $3,918 for Mr. Norman D. Lowery and $1,440 for Ms. Milienu; and (iv) miscellaneous perquisites of less than $10,000. Allocations to the named executive officer’s respective account in the ESOP for 2015, which would be includable in this column, were not calculable as of the date of this Proxy Statement. Such amounts for 2014 were as follows: $12,166 for Mr. Norman L. Lowery; $12,166 for Mr. McHargue; $12,166 for Mr. Norman D. Lowery; $7,869 for Mr. Holliday; and $8,905 for Ms. Milienu.

(5)
Includes $4,800 for service as a director of Portfolio Management Specialist A (a subsidiary of the Bank), Portfolio Management Specialist B (an indirect subsidiary of the Bank) and Global Portfolio Limited Partnership (an indirect subsidiary of the Bank), and $500 for service as a director of FFB Risk Management Company, Inc. (a subsidiary of the Corporation).

(6)	Includes $200 for service as a manager of First Financial Real Estate LLP (a real estate investment trust of the Bank).

Grants of Plan-Based Awards

The following table sets forth the plan-based grants during the fiscal year ended December 31, 2015, consisting of opportunities for cash awards under the 2011 Short-Term Incentive Compensation Plan (the “2011 STIP”) and equity grants under the 2011 Omnibus Equity Incentive Plan (the “2011 EIP”), which are discussed in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	Closing Market Price on Grant Date ($/sh)	Grant Date Fair Value of Stock Awards (3) ($)
Name	Grant Date	Plan Name	Threshold ($)	Target ($)	Maximum ($)
Norman L. Lowery		2011 STIP	238,293	298,027	372,534
	2/3/2015	2011 EIP				11,474	33.865	388,587
Rodger A. McHargue		2011 STIP	59,164	73,955	88,746
	2/3/2015	2011 EIP				2,443	33.865	82,750
Steven H. Holliday		2011 STIP	58,800	73,500	88,200
	2/3/2015	2011 EIP				2,428	33.865	82,253
Norman D. Lowery		2011 STIP	58,800	73,500	88,200
	2/3/2015	2011 EIP				2,428	33.865	82,253
Karen L. Milienu		2011 STIP	35,100	39,000	42,900
	2/3/2015	2011 EIP				910	33.865	30,845

(1)
The amounts in these columns represent the threshold, target and maximum fiscal year 2015 awards available under the 2011 STIP. To receive a payout under the 2011 STIP, a participant must remain employed with the Corporation through the date payment is made, which is within 75 days of the end of the performance period, except in the case of death, disability, retirement, termination without cause or resignation for good reason, which terms are defined in the 2011 STIP. The amounts in these columns represent award opportunities; the actual amount of the award earned for 2015 for each named executive officer is included under the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

(2)
The amounts in this column represent restricted stock awards granted in 2015 based on performance during the three-years ending in 2014. The shares vest in three substantially equal installments on December 31, 2015, 2016 and 2017. Vesting is contingent upon the executive officers remaining employed during the required service period, unless employment terminates due to death, disability, termination, by the Corporation without cause, resignation for good reason, or retirement (each as defined in the 2011 EIP), in which case the restricted stock award vests in full. No automatic acceleration of vesting occurs upon a change in control. Award recipients are entitled to dividends on the restricted shares during the vesting period.

(3)	The grant date fair value of the restricted stock awards reported in this column is the grant date value of the awards as determined under FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested
Norman L. Lowery	11,980	$406,961
Rodger A. McHargue	2,534	86,080
Norman D. Lowery	2,505	85,095
Steven H. Holliday	2,502	84,993
Karen L. Milienu	945	32,102

(1)
These shares represent restricted stock awards that vest in installments on December 31, 2016 and December 31, 2017, provided the executive is still employed on such date(s). In the event of involuntary termination due to death, disability, termination without cause or resignation for good reason, or upon retirement after age 65, the awards will vest in full. No automatic acceleration of vesting occurs upon a change in control.

(2)	The market value is based on $33.97 per share, the closing price for our stock on December 31, 2015.
Option Exercises and Stock Vested in 2015

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Norman L. Lowery	13,168	$447,317
Rodger A. McHargue	2,755	93,587
Norman D. Lowery	2,707	91,957
Steven H. Holliday	1,691	57,443
Karen L. Milienu	980	33,291

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under the Pension Plan, the ESRP, and the 2005 ESRP. The present value was based upon the accrued benefit as of December 31, 2015 and determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements. The amounts shown do not reflect amounts actually paid or payable to the named executive officer. Benefits are not payable as a lump sum but are generally paid as a monthly annuity for the life of the retiree.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year
Norman L. Lowery	Qualified Pension Plan	20	1,505,355	(2)	—
	ESRP	20	1,044,307	(3)	—
	2005 ESRP	20	2,823,365	(3)	—
Rodger A. McHargue	Qualified Pension Plan	22	805,770	(2)	—
	2005 ESRP	22	32,397	(3)	—
Steven H. Holliday	Qualified Pension Plan	4	—		—
	2005 ESRP	4	—		—
Norman D. Lowery	Qualified Pension Plan	26	462,729	(2)	—
	2005 ESRP	26	35,041	(3)	—
Karen L. Milienu	Qualified Pension Plan	18	503,853	(2)(4)	—

(1)	The calculation of present value of accumulated benefit assumes a discount rate of 4.34% and mortality based on the 2015 IRS Current Liability Tables.

(2)	These amounts represent the amount that Messrs. Norman L. Lowery, McHargue, Norman D. Lowery, and Ms. Milienu’s Pension Plan benefit exceeds their ESOP benefit pursuant to offset arrangements.

(3)	This amount represents the amount by which Messrs. Norman L. Lowery, McHargue, and Norman D. Lowery’s Executive Supplemental Retirement benefit exceeds his Executive Deferred Compensation benefit.

(4)
Ms. Milienu was over 55 years of age and had more than five years of service as of December 31, 2015, and would have qualified for early retirement benefits equal to approximately 50% of the full retirement benefit if she had retired on December 31, 2015.

The benefits provided under the Pension Plan are based on the executive officers’ years of credited service and final average compensation, and are targeted to provide an annual retirement annuity equal to approximately 66% of final average compensation for retirement at age 65 with 25 years of service. Actuarial adjustment is made for payments commencing before or after age 65. Final average compensation is based on the five consecutive years over the last ten in which amount of base salary and bonus were the highest. The actual benefit payable under the Pension Plan is subject to offset (reduction) by the benefits provided under the ESOP.
Applicable IRS rules limit the amount of benefits that may be accrued under a qualified plan, such as the Pension Plan. The benefits provided under the ESRP and 2005 ESRP are intended to provide benefits that would be paid under the Pension Plan but for such limitations. These benefits are subject to offset by the benefits payable under the Executive Deferred Compensation Plan (“EDC”) and the 2005 EDC described below.
Nonqualified Deferred Compensation for 2015

Pursuant to the 2005 EDC, we permit certain executive officers and highly compensated employees to defer a portion of their current compensation and also provide supplemental benefits to certain highly compensated employees to recompense the employees for benefits lost due to the imposition of Code limitations in the ESOP. The amounts shown below represent the accumulated benefit cost to the Corporation for these plans. The table also shows amounts which were earned and deferred under the 2001 LTIP and 2005 LTIP.

Name	Plan Name	Executive Contributions in last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year- End ($)
Norman L. Lowery	EDC	—	—	(24,796)	—	490,800
	2005 EDC	—	46,498	9,298	—	380,272
	2001 LTIP	—	—	77,191	140,228	1,079,908
	2005 LTIP	—	—	123,301	223,992	1,724,983
Roger A. McHargue	2005 EDC	—	571	(61)	—	1,482
	2005 LTIP	—	—	16,067	25,286	226,587
Steven H. Holliday	2005 EDC	—	875	—	—	1,210
Norman D. Lowery	2005 EDC	—	1,034	(107)	—	2,595
	2001 LTIP	—	—	10,387	16,347	146,481
	2005 LTIP	—	—	16,067	25,286	226,587
Karen L. Milienu	2001 LTIP	—	—	10,387	16,347	146,481
	2005 LTIP	—	—	16,067	25,286	226,587

(1)	These amounts are included in the named executive officer’s compensation in the Summary Compensation Table.
Employment Agreements

Employment Agreement with Norman L. Lowery. Norman L. Lowery has been party to a series of employment agreements with the Corporation and the Bank pursuant to which he is employed as President and Chief Executive Officer of the Corporation and the Bank. Our employment agreements with Mr. Lowery provide for a fixed term and do not automatically renew. The material terms of his current agreement, dated July 1, 2015, are summarized as follows:

•
Term: The agreement is effective as of July 1, 2015, and is for an initial period of 24 months. The term may be extended for one-year periods by the Compensation Committee. On February 2, 2016, the Committee extended the term to July 1, 2018.

•
Base Compensation: The agreement provides for an initial base salary of $642,300, which may be increased from time to time. Prior to a change-in-control, base salary may be decreased if the Corporation’s operating results are significantly less favorable than those for the fiscal year ended December 31, 2014, and the Corporation makes similar decreases in the base salaries of the other executive officers. Mr. Lowery is entitled to participate in other compensation programs and benefits as provided to other senior officers of the Corporation and as provided in the agreement.

•
Restrictive Covenants: To protect the Corporation and our business, the agreement obligates Mr. Lowery to comply with non-solicitation, non-competition, and non-disclosure requirements. In general, the non-solicitation and non‑competition remain in effect for one year after termination of employment for any reason.

•
Termination for Cause, Death or Disability: If employment is terminated for “cause” (as defined in the agreement), death, or disability, Mr. Lowery (or his estate) is entitled only to his base salary, bonuses, vested rights, and other benefits due to him through his date of termination or, in the case of death, the last day of the month of death. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of his participation in such plans through the date of termination will be paid in accordance with those plans.

•
Termination Due to Retirement: Upon retirement, Mr. Lowery will receive life and disability coverage for himself and lifetime Medicare supplemental coverage for himself and his spouse. He is also entitled to receive a life insurance policy on his life in the amount of $350,000 and a life insurance policy on his life in the amount established by the Bank’s insurance program for executive officers.

•
Termination by Corporation Without Just Cause or by Employee for Good Reason: If Mr. Lowery is terminated without “just cause,” or if he terminates his employment for “good reason” (as defined in the agreement), and such termination does not occur in connection with, or within 12 months after a “change in control” (as defined in the agreement), he will receive an amount equal to the sum of the following amounts he would have received through the expiration date of the agreement: (i)  his base salary and bonuses (based on prior year bonus); (ii) the cost to Mr. Lowery of obtaining health insurance for himself, his spouse and child living in his household; (iii) the cost of obtaining certain other benefits; (iv)  the cost of professional and club dues, (v) the cost of continuing legal education; (vi) the cost of automobile benefits; (vii) benefits under the Pension Plan and ESRP based on the most recent year’s accruals; and (viii) benefits under the ESOP and 2005 EDC based on the most recent year’s contributions. The amounts provided in the prior sentence will be provided net of all income and payroll taxes that would not have been payable by Mr. Lowery had he continued participation in the benefit plan or program instead of receiving cash reimbursement.

•
Termination Following Change in Control: If there is a “change in control” (as defined in the agreement), and in connection with or within 12 months following the “change in control” Mr. Lowery’s employment is terminated for other than “just cause” or he resigns for “good reason,” then following such termination he would be entitled to an amount equal to the greater of the (i) amount he would receive if he was terminated by the Corporation without just cause as described above, or (ii) the product of 2.99 times the sum of (A)  his base salary in effect as of the date of the change in control; (B) an amount equal to any annual discretionary or performance-based incentive bonus received by or payable to him in the calendar year prior to the year in which the change in control occurs; and (C) cash reimbursement in an amount equal to his cost of obtaining certain benefits which he was eligible to participate in or receive as of the date of termination. If, as a result of a change in control, Mr. Lowery becomes entitled to any payments which are determined to be payments subject to the Code Section 280G, then his benefit will be equal to the greater of his benefit under the agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Code Section 280G, or his benefit under the agreement after taking into account the amount of the excise tax imposed under Code Section 280G due to the benefit payment. Mr. Lowery is not entitled to any excise tax “gross up” payments under the terms of the agreement.

To comply with Section 409A, certain payments to Mr. Lowery following termination of employment may be delayed until six months following his termination of employment.

Employment Agreements with Norman D. Lowery, Rodger A. McHargue, Steven H. Holliday and Karen L. Milienu. On December 28, 2015, we entered into employment agreements with our other named executive officers. The agreements became effective January 1, 2016. Each of Norman D. Lowery, Rodger A. McHargue and Steven H. Holliday has an employment agreement with the Corporation and the Bank and Karen L. Milienu has an employment agreement with the Bank. The agreements have substantially similar terms, which are summarized as follows:

•	Term: Each agreement became effective January 1, 2016 for an initial period of 12 months. The term may be extended for one-year periods by the Compensation Committee.

•
Base Compensation: The agreements provide for the following initial base salaries: Norman D. Lowery - $218,000, Rodger A. McHargue - $213,600, Steven H. Holliday - $218,000 and Karen L. Milienu - $161,000. The executives’ salaries may be increased from time to time. Prior to a change-in-control, base salary may be decreased if the Corporation’s operating results are significantly less favorable than those for the fiscal year ended December 31, 2015, and the Corporation makes similar decreases in the base salaries of the other executive officers. The executives are entitled to participate in other compensation programs and benefits as provided to other senior officers of the Corporation and as provided in the employment agreements.

•
Restrictive Covenants: To protect the Corporation and our business, the agreements obligate the executives to comply with non-solicitation, non-competition, and non-disclosure requirements. In general, the non-solicitation and non‑competition remain in effect for one year after termination of employment for any reason.

•
Termination for Death or Disability: If employment is terminated for death or disability, the executive (or his or her estate) is entitled only to his or her base salary, bonuses, vested rights, and other benefits due through the date of termination or, in the case of death, the last day of the month of death. Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of his participation in such plans through the date of termination will be paid in accordance with those plans.

•
Termination by Corporation Without Just Cause or by Employee for Good Reason: If the executive is terminated without “just cause,” or if he or she terminates his or her employment for “good reason” (as defined in the agreements), and such termination does not occur in connection with, or within 12 months after a “change in control” (as defined in the agreements), the executive will receive an amount equal to the sum of the following amounts: (i) base salary and bonuses (based on bonus in the year prior to termination), (ii)  the cost of obtaining certain benefits, (iii)  the cost of professional and club dues and (iv) the cost of automobile benefits. The amounts provided in the prior sentence will be provided net of all income and payroll taxes that would not have been payable by the executive had he or she continued participation in the benefit plan or program instead of receiving cash reimbursement.

•
Termination Following Change in Control: If there is a “change in control” (as defined in the agreements), and in connection with or within 12 months following the “change in control” the executive’s employment is terminated for other than “just cause” or he resigns for “good reason,” then following such termination the executive would be entitled to an amount equal to the greater of the (i) amount he or she would receive if he or she was terminated by the Corporation without just cause as described above, or (ii) the product of one times the sum of (A) base salary in effect as of the date of the change in control; (B) an amount equal to any bonus received by or payable in the calendar year prior to the year in which the change in control occurs; and (C) cash reimbursement in an amount equal to his or her cost of obtaining certain benefits which he or she was eligible to participate in or receive as of the date of termination. If, as a result of a change in control, the executive becomes entitled to any payments that are determined to be payments subject to the Code Section 280G, then the benefit will be equal to the greater of his or her benefit under the agreement reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Code Section 280G, or his or her benefit under the agreement after taking into account the amount of the excise tax imposed under Code Section 280G due to the benefit payment. The executives are not entitled to any excise tax “gross up” payments under the terms of the agreements.

To comply with Section 409A, certain payments to the executives following termination of employment may be delayed until six months following termination of employment.

Potential Payments Upon Termination or Change in Control

The following table sets forth the incremental retirement, cash severance and stock awards payable to each named executive officer under the specifically described scenarios as if retirement, termination of employment or change in control-related termination occurred as of December 31, 2015. No amounts are shown for the occurrence of a change in control without termination of employment, because no automatic acceleration of outstanding stock awards or other amounts arise upon a change in control. No amounts are shown with respect to employment agreements with our named executive officers other than Mr. Norman L. Lowery, as the employment agreements for the other named executive officers were not in effect at December 31, 2015.
The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and vacation pay, or payments of vested amounts under the qualified and nonqualified pension plans and deferred compensation plans. Amounts attributable to the 2011 EIP are based upon the $33.97 closing price for our common stock on December 31, 2015.

Name	Plan Name	Termination Due to Retirement ($) (1)	Termination by Corporation Without Cause, by Executive for Good Reason ($) (2)		Termination by Corporation Without Cause, by Executive for Good Reason or Within 12 Months After Change in Control ($) (3)
Norman L. Lowery	2011 EIP	406,961	—		—
	Employment Agreement	372,211	2,779,795	(4)	4,839,915	(5)
Rodger A. McHargue	2011 EIP	—	86,080		86,080
Steven H. Holliday	2011 EIP	—	84,993		84,993
Norman D. Lowery	2011 EIP	—	85,095		85,095
Karen L. Milienu	2011 EIP	—	32,102		32,102

(1)
As of December 31, 2015, only Mr. Norman L. Lowery had attained retirement age. The amounts shown in this column for the 2011 EIP reflect the value of outstanding restricted stock awards which would vest upon retirement, and for the Employment Agreement include the value of continuation of Medicare supplemental coverage and life insurance benefits.

(2)
Amounts in this column reflect the severance benefits and the value of accelerated vesting of restricted stock that would become payable upon termination without cause or resignation for good reason. For Mr. Norman L. Lowery, the amounts shown in this column are in addition to the amounts to which he would be entitled upon retirement described in footnote (1) above. For the other NEOs, the 2011 EIP amount reflects the value of outstanding restricted stock awards which would vest in full upon termination without cause or resignation for good reason.

(3)
Amounts in this column reflect the severance benefits and the value of accelerated vesting of restricted stock that would become payable if the termination without cause or resignation for good reason was in connection with a change in control. For Mr. Norman L. Lowery, the amounts shown in this column are in addition to the amounts to which he would be entitled upon retirement described in footnote (1) above. For the other NEOs, the 2011 EIP amount reflects the value of outstanding restricted stock awards which would vest in full upon termination without cause or resignation for good reason.

(4)
This cash severance amount consists of (a) 1.5 times (i) 2015 annual base salary of $642,300 and 2014 STIP bonus of $292,417, (ii) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $12,330, and (iii) annual ESOP and EDC contributions of $88,816, plus (b) pension accruals of $1,135,042. Also includes $141,531 to reimburse taxes due on payments for benefits that would not be taxable if provided in connection with continuing employment.

(5)
This cash severance amount consists of (a) 2.99 times (i) 2015 annual base salary of $642,300 and 2014 STIP bonus of $292,417, (ii) annual amounts paid for dues and professional associations, automobile allowance and continuing education of $24,578, and (iii) annual ESOP and EDC contributions of $177,041, plus (b) pension accruals of $1,696,888. Also includes $146,604 to reimburse taxes due on payments for benefits that would not be taxable if provided in connection with continuing employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 26, 2016, there were 12,679,098 shares of our common stock issued and outstanding. The following table shows, as of February 26, 2016, the number and percentage of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the executive officers named in the beneficial ownership table below and our directors, and by our executive officers and directors as a group. Unless otherwise specified, the address of each person listed is: One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, and each person has sole voting and investment control of the shares specified.

Five Percent Shareholders, Directors, Nominee and Certain Executive Officers	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Directors and Named Executive Officers:
W. Curtis Brighton	13,500		*
B. Guille Cox, Jr.	79,349	(1)	*
Thomas T. Dinkel	16,092		*
Anton H. George	3,868		*
Gregory L. Gibson	96,738		*
Steven H. Holliday	9,380	(2)(12)	*
William R. Krieble	4,922		*
Norman D. Lowery	33,352	(3)(12)	*
Norman L. Lowery	70,861	(4)(12)	*
Rodger A. McHargue	13,889	(5)(12)	*
Karen L. Milienu	6,860	(6)(12)	*
Ronald K. Rich	4,050		*
Virginia L. Smith	1,471		*
William J. Voges	134,668	(7)	1.06%
All Executive Officers and Directors as a Group (15 persons)	489,000		3.86%
Five Percent Shareholders:
BlackRock, Inc.	722,726	(8)	5.70%
Dimensional Fund Advisors LP	604,153	(9)	4.76%
First Financial Corporation Employee Stock Ownership Plan	661,407	(10)	5.22%
Princeton Mining Company, Inc.	1,310,074	(11)	10.33%

*	Less than 1%.

(1)	Mr. Cox, as trustee, has the power to vote an additional 117,986 shares. These shares are not reflected in the number of shares or percent of class attributed to him in the above table.

(2)	Includes 238 shares held for Mr. Holliday’s account in the ESOP.

(3)	Includes 5,818 shares held for Mr. Norman D. Lowery’s account in the ESOP.

(4)	Includes 8,295 shares held for Mr. Norman L. Lowery’s account in the ESOP.

(5)	Includes 4,111 shares held for Mr. McHargue’s account in the ESOP.

(6)	Includes 3,406 shares held for Ms. Milienu’s account in the ESOP.

(7)	Includes 114,557 shares held in trust. Mr. Voges, as Trustee, has the power to vote these shares.

(8)
Based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 26, 2016. The Schedule 13G/A indicates that the reporting person has sole power to vote and/or dispose of all shares beneficially owned. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)
Based solely on information provided by Dimensional Fund Advisors LP in a Schedule 13G/A filed with the SEC on February 9, 2016. The Schedule 13G/A indicates that the reporting person has sole power to vote and/or dispose of all shares beneficially owned and that the reporting person expressly disclaims beneficial ownership of these securities. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)
Based solely on information provided by the First Financial Corporation Employee Stock Ownership Plan in a Schedule 13G filed with the SEC on February 4, 2016. The address of the First Financial Corporation Employee Stock Ownership Plan is One First Financial Corporation, P.O. Box 540, Terre Haute, Indiana 47808. Unless the terms of the ESOP or the fiduciary duties of the ESOP trustee require otherwise, the trustee will vote the ESOP shares as instructed by the participant. If the participant does not return the voting instruction card in a timely manner or if the voting instruction card is returned unsigned or without indicating how to vote the shares allocated to the ESOP account, the Compensation and Employee Benefits Committee will direct the ESOP trustee to vote the shares allocated in the same proportion and in the same manner as the shares with respect to which timely and proper instructions by participants were received. See “Additional Information About the Board of Directors-Compensation and Employee Benefits Committee,” which identifies the directors serving on this committee.

(11)
Based solely on information provided by Princeton Mining Company, Inc. in a Schedule 13G filed with the SEC on February 4, 2016. The Corporation has been advised that the shares held by Princeton Mining Company, Inc. are voted by the President of Princeton Mining Company, Inc., Virginia L. Smith, at the direction of its board of directors. The board of directors of Princeton Mining Company, Inc. is comprised of nine individuals: Virginia L. Smith, a current director of the Corporation; Anton H. George, a current director of the Corporation; Norman D. Lowery, the Chief Operating Officer of the Corporation; Sarah J. Lowery, the wife of Norman L. Lowery, who is the Vice Chairman, Chief Executive Officer and President of the Corporation; Lesley V. Bell, the daughter of Virginia L. Smith; Anton H. George, Jr., the son of Anton H. George; Richard Shagley; Henry T. Smith, the son of Virginia L. Smith; and Jeffrey B. Smith, the son of Virginia L. Smith. The address of Princeton Mining Company, Inc. is State Road 46 South, Terre Haute, Indiana 47803.

(12)
Includes shares of restricted common stock of the Corporation issued to our named executive officers as award opportunities under our 2011 EIP as follows: Mr. Norman L. Lowery, 24,012 shares; Mr. McHargue, 5,189 shares; Mr. Holliday, 5,140 shares; Mr. Norman D. Lowery, 5,143 shares; and Ms. Milienu, 1,925 shares. Upon issuance, shares of restricted stock vest annually in one-third increments over a three-year period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Corporation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Corporation common stock and other equity securities of the Corporation. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) reports they file. To the best knowledge of the Corporation, all executive officers, directors and greater than ten percent beneficial owners of the Corporation timely filed all statements of beneficial ownership required to be filed with the SEC in 2015, except for a Form 4 filed late with respect to shares delivered to the Corporation in payment of tax liability upon the vesting of restricted stock by each of Ms. Milienu and Messrs. Holliday, Norman D. Lowery, Norman L. Lowery and McHargue; and a Form 4 filed late with respect to purchases of shares of common stock by each of Messrs. Dinkel and Krieble. In making the foregoing disclosure, the Corporation has relied solely upon written representations of our directors and executive officers and copies of reports that those persons have filed with the SEC and provided to us.
PROPOSAL 2: NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION
PAID TO NAMED EXECUTIVE OFFICERS

Our executive compensation philosophy seeks to provide a competitive compensation program that encourages current year performance and the creation of long-term shareholder value without exposing the Corporation to unreasonable risks, including credit, interest rate, liquidity, reputation, compliance and transition risk. Through our executive compensation program, we seek to:

•	Attract, motivate and retain highly-qualified, talented executives who are focused on the long-term best interest of our shareholders;

•	Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals;

•	Link the interest of our executives with those of our shareholders;

•	Establish Corporate, Departmental and individual goals consistent with our strategic plan and budget that provide the basis for the annual and long-term award metrics used to measure our performance;

•	Reward our executives for both company and individual performance;

•	Align compensation and variable incentives with measurable, objective business results and appropriate risk management;

•	Allow flexibility in responding to changing laws, accounting standards and business needs as well as the constraints and dynamic conditions in the markets in which we do business; and

•	Implement and operate our executive compensation program to reinforce our philosophy of aligning compensation with our short-term and long-term goals and to minimize risk to our shareholders.

We currently maintain the following pay practices, which we believe enhance our pay-for-performance philosophy and further align our executives’ interest with those of our shareholders.
WE HAVE THIS PRACTICE:

•	Significant portion of executive compensation tied to our performance metrics in the form of “at-risk” compensation;

•	Incentive award metrics that are objective and tied to key company performance metrics;

•	Share ownership guidelines (for executives and directors);

•	Compensation recoupment “claw-back” policy;

•	Anti-hedging policy;

•	Double trigger change in control severance; and

•	Vest equity awards over three years to promote retention.

•
WE DO NOT HAVE THIS PRACTICE:

•	Non-performance based incentive awards;

•	Hedging transaction by executive officers or directors;

•	Excise tax gross-ups in our named executive officers’ employment agreements; and

•	Automatic renewal (“evergreen”) provisions in our named executive officers’ employment agreements.

The Compensation Committee believes our executive compensation program has achieved its intended results. The Committee believes our compensation is competitive with the pay practices of other financial institutions of comparable size and performance and has allowed us to attract and retain executives who make substantial contributions to our success. We believe the program aligns our executives’ interest with those of our shareholders by providing a strong link between higher compensation and the attainment of pre-established objective performance goals.
We urge our shareholders to read the Compensation Discussion and Analysis section of this proxy statement for a detailed discussion of our executive compensation programs and how they reflect our philosophy and our link to corporate performance.
We recognize executive compensation is important to our shareholders and we value their opinions on our compensation philosophy and programs. We are asking our shareholders to vote on an advisory basis to approve the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this proxy statement. This proposal, which is required by Section 14A of the Securities Exchange Act, is commonly known as a “Say-On-Pay” proposal and gives our shareholders the opportunity to express their views on our named executive officers’ compensation to the following resolution:
RESOLVED, that the shareholders approve the 2015 compensation of the named executive officers, as disclosed in this proxy statement, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).
The vote on this proposal is advisory, and therefore not binding on the Corporation, the Compensation Committee or our Board. To the extent there is any significant vote against the executive officer compensation proposal, however, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF CROWE HORWATH LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its March 8, 2016 meeting, the Audit Committee of the Board recommended and approved the appointment of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm to audit the books, records and accounts of the Corporation for 2016. The Corporation is seeking ratification of such action. Crowe Horwath LLP has been our independent registered public accounting firm since fiscal year 1999. Representatives of Crowe Horwath LLP are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders.
If shareholders do not ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm, or if prior to the 2016 annual meeting of shareholders Crowe Horwath LLP ceases to act as our independent registered public accounting firm, then the Audit Committee will reconsider the selection of an independent registered public accounting firm.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

MATTERS RELATING TO INDEPENDENT PUBLIC ACCOUNTING FIRM

Fees Paid to Crowe Horwath LLP

The following table sets forth the aggregate fees billed by Crowe Horwath for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2015 and fiscal year 2014 and for other services rendered during fiscal year 2015 and fiscal year 2014 on behalf of the Corporation and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to the Corporation:

	2015	2014
Audit Fees	$381,500	$367,000
Audit-Related Fees	3,500	3,500
Tax Fees	106,650	96,300
All Other Fees	151,431	5,300
Total	$643,081	$472,100

Audit Fees. Audit fees consist of fees billed for professional services rendered for (i) the audit of the Corporation’s consolidated financial statements, (ii) the integrated audit over internal controls as required under Section 404 of the Sarbanes-Oxley Act, (iii) the review of the interim condensed consolidated financial statements included in quarterly reports, (iv) the audit of the Captive Insurance Agency, (v) the services that are normally provided by Crowe Horwath in connection with statutory and regulatory filings or engagements, and (vi) attest services, except those not required by statute or regulation.
Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations for 2015 and 2014.
Tax Fees. Tax fees consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, and assistance with tax audits and appeals. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.
All Other Fees. All other fees include Sarbanes-Oxley Section 404 and internal audit software licensing fees in both years, as well as non-audit related consulting services performed in 2015 related to improvements in the Corporation’s process for compliance with non-financial regulatory requirements.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm
All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders desiring to make a director nomination or a proposal for any business or matter to be presented at any annual meeting of shareholders of the Corporation must comply with the advance notice procedures provided in our by-laws. Those procedures are summarized below. Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at an annual meeting. A complete copy of our by-laws was included as an exhibit to the Corporation’s Form 8-K filed on August 24, 2012 and is available on the SEC’s website at www.sec.gov.
Notice Deadline
Nominations for the election as directors and proposals for any business or matter to be presented at any annual meeting of shareholders may be made by any of our shareholders of record entitled to vote in the election of directors or on the business or matter to be presented, as the case may be. In order for a shareholder to make such a nomination or proposal, the Corporation’s Secretary must receive notice thereof in writing not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders (which notice or public disclosure shall include the date of the annual meeting specified in our by-laws, if the annual meeting is held on such date), notice by the shareholder to be timely must be received by us no later than the close of the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.
Inclusion in Our Proxy Materials
A shareholder who desires to include a proposal in our proxy soliciting materials relating to our 2017 annual meeting of shareholders must send the proposal in writing to Mr. Rodger A. McHargue, our Secretary, such that we receive it at our principal executive office at One First Financial Plaza, Terre Haute, Indiana 47808 no later than November 18, 2016. Any such proposal must be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.
Shareholder Nominations of Director Candidates
Each notice given by a shareholder with respect to a nomination for election as a director must set forth for each nominee: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder making the nomination must provide his or her name and record address and the class and number of shares of our stock beneficially owned by the shareholder, and will be asked to provide any other information relating to his or her nominee as may be reasonably requested by us.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY
OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING

The SEC’s e-proxy rules require companies to post their proxy materials on the internet and permit them to provide only a Notice of Internet Availability of Proxy Materials to shareholders. For this proxy statement, we have chosen to follow the SEC’s “full set” delivery option, and therefore, although we are posting a full set of our proxy materials (this proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2015) online, we are also mailing a full set of our proxy materials to our shareholders. The Corporation’s Proxy Statement for the 2016 Annual Meeting of Shareholders, Proxy Card and Annual Report to Shareholders for the fiscal year ended December 31, 2015, are available at www.first-online.com/proxy.

We are mailing a full set of our printed proxy materials to shareholders on or about March 18, 2016. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on the website referred to above. These proxy materials will be available free of charge.
HOUSEHOLDING
To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on SEC rules that permit us to deliver only one proxy statement to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, saves printing and postage costs as well as natural resources and will not affect dividend check mailings. If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact Rodger McHargue by phone at (812) 238-6000 or by mail at First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808. We will deliver the requested documents promptly upon your request. If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports or proxy statements, or if you hold our stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement, please contact Rodger McHargue by phone at (812) 238-6000 or by mail at First Financial Corporation, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808, with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.
ADDITIONAL INFORMATION
Upon written request, the Corporation will provide without charge to each requesting shareholder a copy of the Corporation’s 2015 Annual Report on Form 10-K, which is required to be filed with the SEC. Address all requests to:
Rodger A. McHargue, Chief Financial Officer and Secretary
First Financial Corporation
One First Financial Plaza
P.O. BOX 540
Terre Haute, Indiana 47808
OTHER MATTERS
As of the date of this Proxy Statement, the Corporation knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to the Corporation will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.
By Order of the Board of Directors

/s/ Rodger A. McHargue
Chief Financial Officer and Secretary
March 18, 2016

*FIRST FINANCIAL CORPORATION*
*ATTN: RODGER MCHARGUE*
*ONE FIRST FINANCIAL PLAZA*
*P.O. BOX 540*
*TERRE HAUTE, IN 47808*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

**Nominees**

01 W. Curtis Brighton    02 William R. Krieble    03 Ronald K. Rich

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | | For | Against | Abstain |
|---|---|---|---|---|
| 2 | Approve, by non-binding vote, compensation paid to the Corporation's named executive officers. | ☐ | ☐ | ☐ |
| 3 | Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Corporation for the year ending December 31, 2016. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]    Date    Signature (Joint Owners)    Date

0000273960_1 R1.0.1.25

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The accompanying Proxy Statement and 2015 Annual Report on Form 10-K are available at www.proxyvote.com

**FIRST FINANCIAL CORPORATION**
**Annual Meeting of Shareholders**
**April 20, 2016 11:00 AM**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints James E. Brown and Richard J. Shagley, and each of them, as proxies, each having the power to act without the other and to appoint his substitute, to represent and to vote all shares of common stock of First Financial Corporation (the "Corporation") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at One First Financial Plaza, Terre Haute, Indiana on Wednesday, April 20, 2016, at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present.

**This proxy will be voted as directed, but if no direction is given, this proxy will be voted FOR all of the nominees listed in Proposal 1, FOR Proposals 2 and 3. With respect to any other matters as may properly come before the Annual Meeting of Shareholders, or any adjournment or postponement thereof, the proxies named herein will have the authority to vote on such matters and intend to vote in accordance with the recommendation of the Corporation's Board of Directors or, in the absence of such a recommendation, in accordance with their best judgment.**

0000273960_2 R1.0.1.25

**Continued and to be signed on reverse side**